Exhibit I-5

(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

Reference Materials for the 38th Ordinary General Shareholders Meeting

(Supplementary Volume)

Materials attached to Resolution 1

Matters relating to SEGA SAMMY HOLDINGS INC. in the March 2011 Fiscal Year

Business Report

Consolidated Balance Sheet

Consolidated Income Statement

Consolidated Statement of Changes in Shareholder Capital

Consolidated Notes

Independent Auditor’s Report

Balance Sheet

Income Statement

Statement of Changes in Shareholder Capital

Individual Notes

Independent Auditor’s Report

Audit Report by the Board of Auditors

Matters relating to Sammy Corporation in the March 2011 Fiscal Year

Business Report

Balance Sheet

Income Statement

Statement of Changes in Shareholder Capital

Individual Notes

Independent Auditor’s Report

Audit Report by the Board of Auditors

TAIYO ELEC Co., Ltd.

I-5-1

SEGA SAMMY HOLDINGS INC.

Business Report

(From April 1, 2010 To March 31, 2011)

I	Group’s Current Condition

1.	Business Development and Results

During the fiscal year ended March 31, 2011, the Japanese economy witnessed the growing concern for the economic recovery losing its momentum, given the rapidly rising yen and still stagnant personal consumption, although there were signs of turnaround in some areas of the economy, including recovery trends in corporate earnings. Unpredictability still prevails as a result of the severe damage caused by the Great East Japan Earthquake that took place on March 11, 2011, along with the shortage in electricity supply mainly due to the suspended operation of Fukushima Daiichi Nuclear Power Plant.

In this climate, although the pachislot and pachinko industry witnessed the replacement of older pachinko machines at a rather weak pace, the pachislot market is on a recovery trend thanks to the positive factors including the launch of a few newly launched machines that enjoyed high market reputation, the recovery of pachislot’s popularity in pachinko parlors, and an increase in the number of pachislot machines installed in pachinko parlors.

In the amusement machine and amusement center industry in which the conditions still remain challenging, there is a hint of recovery in the market mainly in the area of prize category such as the UFO Catcher. Meanwhile, the development and supply of innovative game machines that will further invigorate the market is expected, while a changeover to new business models is under way, which simultaneously enhance investment efficiency for amusement center operators and secure sources of stable earnings for amusement machine manufacturers.

In the home video game software industry, the demand was generally weak in the U.S. and European markets due to the headwind like sluggish personal consumption. The Group needs to adapt to changing business environment in which the market demand for new content geared to social networking service (SNS) and smartphone is expanding.

In this business environment, net sales for the fiscal year ended March 31, 2011 amounted to ¥396,732 million, an increase of 3.1% from the previous fiscal year. The Group posted an operating income of ¥68,750 million, an increase of 87.3% from the previous fiscal year and ordinary income of ¥68,123 million, an increase of 89.6%. While recording extraordinary income of ¥3,705 million due to distribution of patent royalty income for prior periods and gain on reversal of subscription rights to shares, the Company posted extraordinary loss of ¥14,361 million due to cost of product compensation related, impairment loss and loss on liquidation of subsidiaries. As a result, the Group recorded a net income of ¥41,510 million, an increase of 104.8% from the previous fiscal year.

The Group is scheduled to adopt the consolidated tax return system from the next fiscal year, whereby realizability of deferred tax assets has been reviewed, and tax expenses have been reduced by ¥12,154 million compared with previous years.

The Company conducted an exchange of shares effective December 1, 2010, in order to convert Sammy NetWorks Co., Ltd., SEGA TOYS CO., LTD., and TMS ENTERTAINMENT, LTD. into wholly owned subsidiaries of SEGA SAMMY HOLDINGS INC., which will become the wholly owning parent of each such company.

Furthermore, following the resolution at the meeting of Board of Directors for the retirement and acquisition of treasury stock, the Company retired 17,000,000 shares (6.0% of the total number of shares outstanding prior to the retirement) on December 10, 2010, before it acquired 14,000,000 shares of treasury stock (at an acquisition cost of ¥24,287 million) by March 15, 2011.

I-5-2

Results by business segments were as follows.

«Pachislot and Pachinko Machines»

In the pachinko machine business, the Group launched this year’s major title “Pachinko CR Hokuto No Ken” series under the Sammy brand, which received a favorable evaluation in the market and recorded sales in excess of 200 thousand units. Sales of other titles also remained solid. Furthermore, the “Dejiten Series”, which features innovative game elements to come up to the diversifying customer needs, was introduced as a new approach. As a result, overall pachinko machine sales amounted to 343 thousand units.

In the pachislot machine business, sales of “Pachislot SOUTEN-NO-KEN” under the Sammy brand and “Pachislot Shin Onimusha” launched in the previous fiscal year under the RODEO brand remained solid. As a result, overall pachislot machine sales amounted to 302 thousand units, exceeding the results of the previous fiscal year significantly. Meanwhile, thanks to an initiative to promote reuse of components, especially those related to liquid crystal display, there was an improvement in profit ratio as well.

As a result, net sales in this segment were ¥212,293 million (an increase of 32.1% from the previous fiscal year) and operating income was ¥64,284 million (an increase of 117.9% from the previous fiscal year).

Main Pachinko Machines and Units Sold

Model name	Brand	Units sold (Thousands)
Pachinko CR Hokuto No Ken Raoh Series	(Sammy)	123
Pachinko CR Hokuto No Ken Kenshiro	(Sammy)	78
Pachinko CR Juoh	(Sammy)	33
Pachinko CR GATCHAMAN UNMEI-NO-KIZUNA Series	(Sammy)	21
CR SAMURAI CHAMPLOO 2 Series	(Taiyo Elec)	17

Main Pachislot Machines and Units Sold

Model name	Brand	Units sold (Thousands)
Pachislot SOUTEN-NO-KEN	(Sammy)	92
Pachislot Shin Onimusha	(Rodeo)	62
Oreno Sora~Spirit of Young Justice~	(Rodeo)	38
Ring ni Kakero -Golden Japan Jr. Series-	(Taiyo Elec)	36
Pachislot SPIDER-MAN 3	(Sammy)	22

«Amusement Machine Sales»

In the amusement machine sales business, distribution revenue remained solid thanks to the operation of the revenue sharing models such as “BORDER BREAK” launched in the previous fiscal year, and “HATSUNE MIKU Project DIVA Arcade” launched in the current fiscal year, for the purpose of improving investment efficiency of the operators of amusement centers and of securing long-term stable earnings for the Group. Meanwhile, the Group committed to selling the major title “SENGOKU TAISEN”, CVT KITs including “WORLD CLUB Champion Football Intercontinental Clubs 2009-2010” and consumables including cards and prize products.

In the overseas amusement machine sales business, the Group started to develop amusement machine sales business in China, with the acquisition of license to manufacture and sell amusement machines in the Chinese market by Sega Jinwin (Shanghai) Amusements Co., Ltd., a joint venture established between SEGA CORPORATION and Shanghai JinWin Investment Co., Ltd.

As a result, net sales in this segment were ¥50,319 million (an increase of 5.0% from the previous fiscal year) and operating income was ¥7,317 million (an increase of 3.1% from the previous fiscal year).

I-5-3

«Amusement Center Operations»

In the amusement center operations business, sales at existing SEGA amusement centers in Japan remained solid up to the third quarter of the current fiscal year, exceeding the level of performance during the same period in the previous fiscal year, thanks to the initiative to reinforce management capabilities at amusement centers. However, sales at existing SEGA amusement centers in Japan achieved 99.3% compared with the previous fiscal year, because of the suspension of business and reduction in opening hours at some of the amusement centers, implemented under constraint of the aftermaths of the Great East Japan Earthquake, and the rolling blackouts resulting therefrom. The Group closed 17 amusement centers and opened 6 new amusement centers. Consequently, the Group operated a total of 249 amusement centers at the end of the current fiscal year.

As a result, net sales in this segment were ¥45,721 million (a decrease of 16.6% from the previous fiscal year) and operating income was ¥342 million, compared with operating loss of ¥1,338 million in the previous fiscal year, registering profit for the first time in four years.

«Consumer Business»

In the consumer business, in the area of home video game software, some major titles for the overseas markets including “Sonic Colors” and “SHOGUN 2 : Total War”, along with the major titles for the Japanese market including “Phantasy Star Portable 2 Infinity” were launched. Although the launch of some of the major titles was delayed into the next fiscal year due to the impact by the Great East Japan Earthquake, domestic sales generally remained solid. In the overseas markets, sales of the new titles remained slow as affected by the adverse market condition. As a result, the Group sold 7,830 thousand video game copies in the U.S., 8,230 thousand copies in Europe and 2,630 thousand copies in Japan and other regions, for a total of 18,710 thousand copies, falling below the performance level of the previous fiscal year.

In the toy sales division, along with the solid sales of “Bakugan” by “Bakugan Limited Liability Partnership (Bakugan LLP)” which was formed mainly by the five Group companies and “Anpanman Series”, etc., full-scale sales of “Zoobles” was started as a new development. In the mobile phone, smartphone and PC content business, the pay-per-use service of “Sammy 777 town” (for mobile phone users) continued to remain solid, while supply of the titles targeted at the new platform went into full swing. In the animated films business, distribution revenue remained favorable thanks to the sound box office sales of the 14th theater film “Detective Conan” while domestic and overseas royalty revenue from “Bakugan” stayed robust.

As a result, net sales in this segment were ¥89,550 million (a decrease of 26.5% from the previous fiscal year), and an operating income was ¥1,969 million (a decrease of 68.9% from the previous fiscal year).

2.	Issues to be Addressed

In the pachislot and pachinko machine business, the Group will strive to adapt to the changes in business environment, through efforts including the development and supply of the products with innovative gameplay that meet market needs, reflecting changes in user preference.

In the amusement machine business, the business challenges of the Group includes seeking a broad range of users by providing various products from high value added products to family-use products to meet user needs while enhancing investment efficiency for operators and securing long-term and stable earnings for the Group as an amusement machine manufacturer. In overseas markets, the Group must provide the products that satisfy local needs at competitive price.

In the amusement center operations business, it will be the Group’s business challenge to recover the profits by strengthening management capabilities and competitiveness at its amusement centers, as well as by attracting new customers.

In the consumer business, the Group must enhance profitability through streamlining the development by such measures as narrowing down the titles in the home video game software business. The Group must also adapt to new functions of game consoles as well as to rapidly expanding market for new content, including that for SNS and smartphone. In the toy sales, the mobile phone and PC content business and the animated films business, the Group’s business challenge will be to further reinforce its operational strength by implementing measures such as the conversion of the formerly listed subsidiaries into wholly-owned subsidiaries.

It will be the Group’s business challenge to flexibly address the wide-reaching impacts of the Great East Japan Earthquake that may require response measures to the shortage in electricity supply which is feared to prolong, generate concern for procurement of materials and components, as well as adversely affect the capital expenditures and personal consumption.

I-5-4

3.	Fund Procurement, etc.

(1)	Fund Procurement

The Company concluded commitment line contract aimed at securing medium- and long-term capital liquidity and otherwise providing a Group wide safety net. The company formed a syndicate arrangement with seven financial institutions covering ¥42,000 million.

There is no material fund procurement for the fiscal year under review.

For effective use of the Group funds, the Group has introduced the Cash Management System (“CMS”) involving three Group companies including the Company, Sammy Corporation and SEGA CORPORATION. The CMS group is scheduled to be extended to include six in April 2011, by adding the three companies that became the Company’s wholly-owned subsidiaries in December 2010, namely Sammy NetWorks Co., Ltd., SEGA TOYS CO., LTD. and TMS ENTERTAINMENT, LTD.

(2)	Capital Expenditures

The Group’s capital expenditures totaled ¥19,686 million, including ¥5,725 million for increasing mold tools, acquiring land for factory use and other investments in the pachinko pachislot business. In addition, there were ¥7,701 million in capital expenditures related to amusement centers operated by SEGA CORPORATION and other companies.

(3)	Business Transfers, Absorption-type Demergers, and Incorporation-type Demergers

There is no applicable material information for the fiscal year under review.

(4)	Business Transfer from Other Companies

There is no applicable material information for the fiscal year under review.

(5)	Succession of Rights and Obligations Related to Businesses of Other Corporations, etc., through Absorption-type Mergers or Demergers

There is no applicable material information for the fiscal year under review.

(6)	Acquisition or Disposition of Stocks and Other Interests or Share Subscription Rights, etc., of Other Companies

The Company conducted an exchange of shares effective December 1, 2010, in order to convert Sammy NetWorks Co., Ltd., SEGA TOYS CO., LTD., and TMS ENTERTAINMENT, LTD. into wholly owned subsidiaries of SEGA SAMMY HOLDINGS INC., which will become the wholly owning parent of each such company.

4.	Assets and Profits and Losses for the Previous Three Fiscal Years

Item	Fiscal Year	FY2008 From April 1, 2007 To March 31, 2008	FY2009 From April 1, 2008 To March 31, 2009	FY2010 From April 1, 2009 To March 31, 2010	FY2011 From April 1, 2010 To March 31, 2011
Net sales	(¥ million)	458,977	429,194	384,679	396,732
Ordinary income (loss)	(¥ million)	(8,224)	6,636	35,925	68,123
Net income (loss)	(¥ million)	(52,470)	(22,882)	20,269	41,510
Net income (loss) per share	(¥)	(208.26)	(90.83)	80.46	163.19
Total assets	(¥ million)	469,642	423,938	423,161	458,624
Net assets	(¥ million)	281,627	242,532	256,770	285,461

Notes:	1.	Figures shown in millions of yen have been rounded down to the nearest million.
	2.	Net income (loss) per share is calculated based on the average number of shares outstanding during the period.
	3.	Details for fiscal FY2011 are discussed in “1. Business Development and Results”

I-5-5

5.	Major Business Segments

The business segments of the SEGA SAMMY Group are pachislot and pachinko machines, amusement machine sales, amusement center operations, consumer business and other businesses. The primary business activities are as follows.

Segment	Main Business
Pachinko and Pachislot machines	Development, manufacture and sale of Pachinko and Pachislot machines Design for parlors

Amusement machine sales	Development, manufacture and sale of game machines used in amusement arcades

Amusement center operations	Development, operation, rent and maintenance of amusement center

Consumer business

Development and sale of home video game software

Development, manufacture, and sale of toys

Planning and production of entertainment contents through cellular phone, etc.

Planning, production and sale of animated movies

Other	Information provider services, etc.

6.	Major Business Locations of the Group

(1)	The company: SEGA SAMMY HOLDINGS INC.

Head Office (Minato-ku, Tokyo)

(2)	Office of the main subsidiaries

	Sammy Corporation

Head Office (Toshima-ku, Tokyo)

Kawagoe Factory (Kawagoe, Saitama)

Branches and Sales Offices (8 Branches, 29 Sales Offices)

‚	SEGA CORPORATION

Head Office (Ohta-ku, Tokyo)

Amusement Center Operating Locations: (206 locations)

(3)	Employees of the Group

Number of employees (change from end of previous year) 6,000 (236 down)

Note: The number of employees includes full-time staff and staff on loan, but not temporary employees.

7.	Material Parent Company and Subsidiaries

(1)	Relationships with parent company

There is no pertinent matter.

I-5-6

(2)	Relationships with subsidiaries

Company	Capital	Percentage ratio of issued shares	Main business
Sammy Corporation	¥18,221 million	100.0%	Development/manufacture/sales of pachislot and pachinko machines

SEGA CORPORATION	¥60,000 million	100.0%	Development/manufacture/sales of game machines used in amusement arcades
Development/operations of amusement centers
Development/sales of home videogame software

RODEO Co., Ltd.	¥100 million	65.0% (Note)	Development/manufacture/sales of pachislot machines

Sammy Design Co., Ltd.	¥40 million	100.0% (Note)	Planning/design/construction of pachinko parlors

TAIYO ELEC Co., Ltd.	¥5,125 million	51.2% (Note)	Development/manufacture/sales of pachislot and pachinko machines

Sega Logistics Service Co., Ltd.	¥200 million	100.0% (Note)	Maintenance service, transportation, and warehouse business

SEGA BeeLINK Co., Ltd.	¥100 million	100.0% (Note)	Operation of darts bars

DARTSLIVE Co., Ltd.	¥10 million	100.0% (Note)	Planning/development/sales of game equipment and game software

Sega Amusements U.S.A., Inc.	US$3,900 thousand	100.0% (Note)	Import/manufacture/sales of amusement equipment

Sega Amusements Europe Ltd.	£26,485 thousand	100.0% (Note)	Import/manufacture/sales of amusement equipment

Sega GameWorks U.S.A., Inc.	US$0 thousand	100.0% (Note)	Operations of amusement centers

Sega of America, Inc.	US$110,000 thousand	100.0% (Note)	Development/management/sales of home video game software

Sega Publishing America, Inc.	US$41,900 thousand	100.0% (Note)	Sales of home video game software

Sega Europe Ltd.	£10,000 thousand	100.0% (Note)	Sales of home video game software

Sega Publishing Europe Ltd.	£0 thousand	100.0% (Note)	Sales of home video game software

Sammy NetWorks Co., Ltd.	¥2,330 million	100.0%	Planning/production of game and music contents through mobile phones and Internet, etc.

SEGA TOYS CO., LTD.	¥1,804 million	100.0%	Development/manufacture/sales of toys

TMS ENTERTAINMENT, LTD.	¥8,816 million	100.0%	Planning/production/sales and other activities involving animated movies

MARZA ANIMATION PLANET INC.	¥100 million	100.0%	Production of computer graphics animations, planning/production of animated movies, licensing business, investment advisory business and operation/management of investment business partnership (funds), etc.

Japan Multimedia Services Corporation	¥835 million	80.2% (Note)	Information providing service, call center service and temporary staffing service

Note:	Percentage of ratio of issued shares includes rights of indirectly owned shares.

I-5-7

8.	Main Banks and Borrowings

Lenders	Balance of loans payable
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	¥3,200 million
Sumitomo Mitsui Banking Corporation	¥2,400 million
The Hokuriku Bank, Ltd.	¥1,814 million
Others	¥759 million
Total	¥8,173 million

9.	Where the Articles of Incorporation Provide for the Board of Directors to Determine Distributions, etc., of Retained Earnings, Policy Regarding Exercise of Such Authority

SEGA SAMMY HOLDINGS gives priority to returning profits to shareholders. The Company’s basic policy is to pay an appropriate dividend that is commensurate with earnings.

For the distribution of surplus, the Company paid second quarter and plans to pay year-end dividends of ¥20 per share, respectively. This reflects the Group’s policy of paying dividends to shareholders stably.

Furthermore, the Company’s policy is to effectively use retained earnings to bolster its financial position and operating base as well as for investments in line with business expansion.

10.	Other Significant Events of the Group

The Company, Sammy Corporation which is a wholly owned subsidiary of the Company and TAIYO ELEC Co., Ltd. which is a subsidiary of Sammy Corporation resolved at the Board of Directors Meetings of each company held on May 13, 2011 to conduct an exchange of shares with the common stock of the Company in order to convert TAIYO ELEC Co., Ltd. into a wholly owned subsidiary of Sammy Corporation, which will become the wholly owning parent company of such company.

II	Shares Outstanding and Shareholders

1.	Number of shares authorized for issue	800,000,000 shares

2.	Total shares issued and outstanding	266,229,476 shares

3.	Number of shareholders	94,703

4.	Principal shareholders (Top 10)

Name of shareholder	Investment in SEGA SAMMY HOLDINGS
	Shares held	Shareholding ratio (%)
Hajime Satomi	43,569,338	17.30
Mellon Bank N.A. Treaty Client Omnibus	18,128,563	7.20
FSC Co., Ltd.	14,172,840	5.63
Japan Trustee Services Bank, Ltd. (Trustee)	10,454,100	4.15
The Master Trust Bank of Japan, Ltd. (Trustee)	7,998,300	3.17
State Street Bank – West Pension Fund Clients – Exempt	4,448,554	1.76
Japan Trustee Services Bank, Ltd. (Trustee 9)	3,283,800	1.30
Morgan Stanley and Company Inc.	2,945,886	1.17
Mellon Bank N.A. as agent for its client Mellon Omnibus US Pension	2,938,041	1.16
State Street Bank and Trust Company 505225	2,785,821	1.10

Note:	Shareholding ratio was calculated excluding treasury stock (14,504,662 shares)

I-5-8

III	Company’s Share Subscription Rights

1.	Outline of Share Subscription Rights Issued to the Company’s Directors and Corporate Auditors as Remuneration for Their Services as of the End of the Fiscal Year Under Review

Resolutions of the Ordinary General Meeting of Shareholders	June 30, 2010

Number of individuals with rights Company directors	4

Number of share subscription rights (Note 1)	1,720

Class of shares for share subscription rights	Common stock

Number of shares for share subscription rights	172,000

Payment on exercise of share subscription rights	There is no need of delivering payment to exchange with the share subscription rights.

Capital contribution upon exercise of share subscription rights (per share)	¥1,312

Period for exercise of share subscription rights	August 1, 2012 – July 31, 2014

Terms and conditions for exercise of share subscription rights	(Note 2)

Matters concerning the transfer of share subscription rights	When transferring share subscription rights, approval must be obtained from the Board of Directors

Notes:	1.	Number of shares of share subscription rights is 100 per the right.
	2.	Terms and conditions for exercise of share subscription rights are as follows:

The grantee shall be Director, Corporate Auditor, Executive Officer, Consultant, Counsel, or employee of the Company or any of its subsidiaries when he or she exercises the rights. However, the following cases are treated as exceptions.

		a.	Where the loss of such position is due to expiration of the term of office or amendment of law or Articles of Incorporation of the Company or any of its subsidiaries;
		b.	Where the loss of such position is due to company regulations, including mandatory retirement or termination on account of business contraction;
		c.	Where, immediately after the loss of such position due to the reasons held by the Company, the grantee becomes Director, Corporate Auditor, Executive Officer, Consultant, Counsel, or employee of the Company, any of its Group companies, any of its business partners or any other company sanctioned by the Company.

I-5-9

2.	Outline of Share subscription rights Issued to Company Employees or Subsidiary Directors, Corporate Auditors, or Employees as Remuneration for Their Services During the Fiscal Year Under Review

Resolutions of the Ordinary General Meeting of Shareholders	June 30, 2010

Number of share subscription rights (Note 1)	34,178

Class of shares for share subscription rights	Common stock

Number of shares for share subscription rights	3,417,800

Payment on exercise of share subscription rights	There is no need of delivering payment to exchange with the share subscription rights.

Capital contribution upon exercise of share subscription rights (per share)	¥1,312

Period for exercise of share subscription rights	August 1, 2012 – July 31, 2014

Terms and conditions for exercise of share subscription rights	(Note 2)

Issuance to employees, etc.

Company employees	Number of share subscription rights	575

	Number of shares for share subscription rights	57,500

	Number of recipient	14
Subsidiary Directors, Corporate Auditors or employees	Number of share subscription rights	33,603

	Number of shares for share subscription rights	3,360,300

	Number of recipient	1,861

Notes:	1.	Number of shares of share subscription rights is 100 per the right.
	2.	Terms and conditions for exercise of share subscription rights are as follows:

The grantee shall be Director, Corporate Auditor, Executive Officer, Consultant, Counsel, or employee of the Company or any of its subsidiaries when he or she exercises the rights. However, the following cases are treated as exceptions.

		a.	Where the loss of such position is due to expiration of the term of office or amendment of law or Articles of Incorporation of the Company or any of its subsidiaries;
		b.	Where the loss of such position is due to company regulations, including mandatory retirement or termination on account of business contraction;
		c.	Where, immediately after the loss of such position due to the reasons held by the Company, the grantee becomes Director, Corporate Auditor, Executive Officer, Consultant, Counsel, or employee of the Company, any of its Group companies, any of its business partners or any other company sanctioned by the Company.

I-5-10

Resolutions of the Ordinary General Meeting of Shareholders	December 24, 2010

Number of share subscription rights (Note 1)	4,640

Class of shares for share subscription rights	Common stock

Number of shares for share subscription rights	464,000

Payment on exercise of share subscription rights	There is no need of delivering payment to exchange with the share subscription rights.

Capital contribution upon exercise of share subscription rights (per share)	¥1,753

Period for exercise of share subscription rights	February 2, 2013 – February 1, 2015

Terms and conditions for exercise of share subscription rights	(Note 2)

Issuance to employees, etc.

Subsidiary Directors, Corporate Auditors or employees	Number of share subscription rights	4,640
	Number of shares for share subscription rights	464,000
	Number of recipient	169

Notes:	1.	Number of shares of share subscription rights is 100 per the right.
	2.	Terms and conditions for exercise of share subscription rights are as follows:

The grantee shall be Director, Corporate Auditor, Executive Officer, Consultant, Counsel, or employee of the Company or any of its subsidiaries when he or she exercises the rights. However, the following cases are treated as exceptions.

		a.	Where the loss of such position is due to expiration of the term of office or amendment of law or Articles of Incorporation of the Company or any of its subsidiaries;
		b.	Where the loss of such position is due to company regulations, including mandatory retirement or termination on account of business contraction;
		c.	Where, immediately after the loss of such position due to the reasons held by the Company, the grantee becomes Director, Corporate Auditor, Executive Officer, Consultant, Counsel, or employee of the Company, any of its Group companies, any of its business partners or any other company sanctioned by the Company.

I-5-11

IV	Company Directors and Corporate Auditors

1.	Directors and Corporate Auditors

Title	Name	Main Responsibilities
Chairman of the Board and Chief Executive Officer	Hajime Satomi	Chairman and CEO, Sammy Corporation Chairman and CEO, SEGA CORPORATION

Executive Vice President and Representative Director Executive for Group Communications Office, Corporate Strategy and External Affairs, Administrations Division, Group CSR Promotion Office	Keishi Nakayama	President and COO, Sammy Corporation

Director	Okitane Usui	President and COO, SEGA CORPORATION

Director	Hisao Oguchi	Senior Managing Director, Sammy Corporation

Director	Yuji Iwanaga	Attorney

Director	Takeshi Natsuno

Standing Corporate Auditor	Tomio Kazashi

Corporate Auditor	Toshio Hirakawa	Standing Corporate Auditor, Sammy Corporation

Corporate Auditor	Hisashi Miyazaki	Standing Corporate Auditor, SEGA CORPORATION

Corporate Auditor	Mineo Enomoto	Corporate Auditor, SEGA CORPORATION, Attorney

Notes:	1.	Yuji Iwanaga and Takeshi Natsuno are outside director as stipulated in Article 2, Clause 15 of the Company Law.
	2.	Tomio Kazashi, Toshio Hirakawa and Mineo Enomoto are outside corporate auditor as stipulated in Article 2, Clause 16 of the Company Law.
	3.	The Company has submitted an Independent Directors/Corporate Auditors Notification Form to register Standing Corporate Auditor Tomio Kazashi as Independent Director at Tokyo Stock Exchange, Inc.
	4.	The Company has adopted the executive officer system to speed up decision-making, strengthen oversight of business execution, and reinforce business execution functions. The Company has five executive officers: Hideo Yoshizawa, Division Manager of the Administrative Division; Koichi Fukazawa, Takatoshi Akiba and Kenichirou Hori, the Corporate Strategy and External Affairs; Tetsushi Ikeda, Division Manager of the Group Internal Control Office, Group CSR Promotion Office and Internal Audit Office.

2.	Total Remuneration, etc., to Directors and Corporate Auditors

Title	Number of individuals	Remuneration, etc.
Director	6	¥571 million
Corporate Auditor	2	¥24 million
Total	8	¥596 million

Notes:	1.	Remuneration, etc., includes bonuses to directors/corporate auditors in the amount of ¥153 million (¥150 million for directors, ¥3 million for corporate auditors) and stock options to directors in the amount of ¥18 million (¥18 million for directors).
	2.	The remuneration limit for directors is ¥600 million, pursuant to the resolution at the Ordinary General Meeting of Shareholders on June 20, 2006.
	3.	The remuneration limit for corporate auditors is ¥50 million, pursuant to the resolution at the Ordinary General Meeting of Shareholders of Sammy Corporation on June 25, 2004, and at the Ordinary General Meeting of Shareholders of SEGA CORPORATION on June 29, 2004.

I-5-12

3.	Main Activities of Outside Directors and Corporate Auditors

Title	Name	Major Activities
Outside Director	Yuji Iwanaga	He attended 13 Board of Directors meetings out of the 13 meetings held during the year (12 out of 12 regular meetings) and expressed his opinion on professional and managerial view points as an attorney. He also made some proposals to secure the adequateness and fairness of decision making of the Board of Directors.

Outside Director	Takeshi Natsuno	He attended 13 Board of Directors meetings out of the 13 meetings held during the year (12 out of 12 regular meetings) and expressed his opinion on managerial view points. He also made some proposals to secure the adequateness and fairness of decision making of the Board of Directors.

Outside Corporate Auditor	Tomio Kazashi

He attended 13 Board of Directors meetings out of the 13 meetings held during the year (12 out of 12 regular meetings) and expressed his opinion on managerial view points. He also made some proposals to secure the adequateness and fairness of decision making of the Board of Directors.

He also attended 14 Corporate Auditors meetings out of the 14 meetings held during the year exchanging the opinions on auditing results and deliberating the significant issues related to audits.

Outside Corporate Auditor	Toshio Hirakawa

He attended 13 Board of Directors meetings out of the 13 meetings held during the year (12 out of 12 regular meetings) and expressed his opinion on managerial view points. He also made some proposals to secure the adequateness and fairness of decision making of the Board of Directors.

He also attended 14 Corporate Auditors meetings out of the 14 meetings held during the year exchanging the opinions on auditing results and deliberating the significant issues related to audits.

Outside Corporate Auditor	Mineo Enomoto

He attended 12 Board of Directors meetings out of the 13 meetings held during the year (11 out of 12 regular meetings) and expressed his opinion on professional and managerial view points as an attorney. He also made some proposals to secure the adequateness and fairness of decision making of the Board of Directors.

He also attended 11 Corporate Auditors meetings out of the 14 meetings held during the year exchanging the opinions on auditing results and deliberating the significant issues related to audits.

I-5-13

4.	Liability Limitation Agreements for Outside Directors and Corporate Auditors

At the Second Ordinary General Meeting of Shareholders on June 20, 2006, the Company amended its Articles of Incorporation and established regulations regarding liability limitation agreements for Outside Corporate Auditors.

An outline of the contents of the liability limitation agreement that the Company has entered into with Outside Corporate Auditor Mineo Enomoto is as follows:

(Outline of Liability Limitation Agreement)

The liability to compensate for damages under Article 423, Section 1 of the Company Law will be limited to the minimum liability set forth by law in the absence of malicious intent or material negligence.

5.	Total Remuneration, etc., to Outside Directors and Corporate Auditors

	Number of individuals	Remuneration, etc.	Remuneration, etc., from subsidiary
Total remuneration, etc., to outside Directors and Corporate Auditors	5	¥75 million	¥19 million

Notes:	1.	The remuneration, etc. includes director’s bonuses in the amount of ¥3 million (¥3 million for corporate auditor), that is planned to be paid from the Company.
	2.	The remuneration, etc. includes director’s bonuses in the amount of ¥5 million (¥5 million for corporate auditor), that is planned to be paid from subsidiary.

I-5-14

V	Independent Auditors

1.	Name

KPMG AZSA LLC

2.	Liability Limitation Agreement with Independent Auditors

At the Second Ordinary General Meeting of Shareholders on June 20, 2006, the Company amended its articles of incorporation and established regulations regarding liability limitation agreements with independent auditors.

An outline of the content of the liability limitation agreement that the Company has entered into with KPMG AZSA LLC, the Company’s independent auditor, is as follows:

(Outline of Content of Liability Limitation Agreement)

The liability to compensate for damages under Article 423, Section 1 of the Company Law will be limited to the minimum liability set forth in law, in the absence of malicious intent or material negligence.

3.	Remuneration, etc.

Remuneration, etc
Remuneration, etc., related to the fiscal year under review	¥112 million
Total of cash and other profits that should be paid to independent auditors by the Company and its subsidiaries	¥322 million

Notes:	1.	The Company’s subsidiaries, Japan Multimedia Services Corporation and Sega Europe Ltd., etc. are audited by auditors that differ from the Company’s.
	2.	The company entrusted financial due diligence to the independent auditors, in addition to the services in the Article 2, Section 1 of the Certified Public Accountants Act.

4.	Policy Regarding Determination of Termination or Not Reappointing

The Company entrusts the Board of Corporate Auditors with the responsibility for deciding on the dismissal or non-reappointment of the independent auditor, and if any clause within Article 340, Section 1 of the Company Law is deemed to apply, the independent auditor will be dismissed in accordance with the Company’s policy. The Board of Corporate Auditors also determines the reappointment or non-reappointment of the independent auditor upon consideration of the current status related to their performance, etc.

I-5-15

VI	Outline of Resolutions Regarding Preparation of Internal Control System and so forth to Ensure Appropriate Business Execution

Based on the Company Law, the Company made the following resolutions regarding the “Basic Policy on Preparation of Internal Controls System” and has worked to prepare this system.

(1)	System to Ensure the Efficient Implementation of Directors’ Duties and Compliance with Laws and the Articles of Incorporation

Establish a Group CSR Charter and Group Code of Conduct, and Representative Directors will repeatedly communicate the spirit of such charter and code to employees in administrative post, in order to thoroughly establish compliance with laws as a condition for all corporate activities. These efforts will reflect the Company’s fundamental policy of fulfilling its social responsibility as a member of society and provide a basis for establishing a compliance system that comprises such policy. In addition, in the interest of further strengthening corporate governance, the Board of Directors will make efforts to build an effective internal controls system and to secure a system for compliance with laws and the Articles of Incorporation for the Company as a whole, so that the Company’s business execution is appropriate and sound. Also, the Board of Corporate Auditors will audit the effectiveness and functionality of this internal controls system, and make efforts to identify and correct issues early through regular inspection.

(2)	System Related to the Retention and Management of Information Related to the Implementation of Directors’ Duties

Representative Directors will appoint the Director in charge of the Administrative Division as the person in charge of the entire Company with respect to preservation and management of information related to execution of Directors’ duties. Information related to execution of Directors’ duties will be recorded in writing or electronic media based on the Company regulations etc., and preserved and managed so that the Directors and Corporate Auditors are able to appropriately and accurately view such information and also so that such information is easy to search.

(3)	Regulations and Other Systems Regarding Risk Management for Losses

With respect to risks related to the Company’s business, each relevant division and department will analyze and identify anticipated risks and clarify the risk management system. The Internal Audit Department and Internal Control Department will audit each division’s and department’s risk management and report the results regularly to the management decision-making body and executive and supervisory management organization. In the event of a situation likely to have a severe impact on the Group, crisis management teams of the Company and the Group companies shall cooperate to discuss about countermeasures for prompt and effective actions.

(4)	System to Ensure that Directors’ Duties are Implemented Efficiently

Adopt a corporate auditor system for efficient implementation of Directors’ duties, as well as for Company Directors and Corporate Auditors to be well-informed about the Group’s businesses and promptly and appropriately make decisions for the Group. The system should also enable appropriate and efficient implementation of duties under rules related to authorities and decision-making based on the Regulations of the Board of Directors, and so forth.

(5)	System to Ensure Appropriate Compliance with Law, and the Articles of Incorporation Concerning the Performance of Employees’ Duties

	Grant the Corporate Governance Committee, which governs the Company’s and Group’s compliance related governing functions. Employees in administrative posts can act in compliance with law, the Articles of Incorporation, Company regulations, and social norms. Make the foregoing known thoroughly inside the Company and promote compliance.

‚	Establish a “Hot Line” system that enables an employee to report in the interest of public good any violation of law, the Articles of Incorporation, Company regulations, or conduct in violation of social norms. Also establish a system that enables the person in charge promptly to report any material matters to the Board of Directors and Board of Corporate Auditors. Also, protect such an informant, and authorize the Company Compliance Department and so forth, and outside counsel as recipients of an informant’s report outside the ordinary reporting line, as part of a system that maintains transparency and accurately addresses relevant issues.

I-5-16

(6)	System to Ensure that the Businesses of the Group, Comprised of the Company, its Parent, and its Subsidiaries, are Executed Properly

Hold meetings for the Group’s Directors and Group’s Corporate Auditors, where various problems in the Group or governance matters with material risks are addressed. The Company’s department in charge of internal audit will conduct audits for the benefit of the Group as a whole, and efforts will be made to ensure to the extent possible that information is shared among members of the Group and businesses are properly executed.

(7)	Matters Regarding Employees whom Corporate Auditors Request to Assist them in the Performance of their Duties

Establish a Corporate Auditor’s Office as an organization that reports directly to the Board of Corporate Auditors and employees in such office will assist the Corporate Auditors’ duties under their direction and order.

(8)	Matters Related to the Independence of Corporate Auditors’ Staff from Directors Described in the Previous Clause

	An employee who assists a Corporate Auditor’s duties is a dedicated employee who is not directed or supervised by Directors.

‚	Appointment, termination, personnel transfer, evaluation, disciplinary action, revision of wages, and so forth, of or involving employees described in the previous section will require prior agreement of the Board of Corporate Auditors.

(9)	System to Enable Directors or Employees to Report to Corporate Auditors, and other Systems Related to Reporting to Corporate Auditors

	Directors and employees promptly must report to the Board of Corporate Auditors material violations of law or the Articles of Incorporation or illegal conduct related to performance of duties or risks of conspicuous harm to the Company that they learn.

‚	Directors and employees must report promptly to the Board of Corporate Auditors decisions that materially affect the Company’s business or organization, results of internal audits, or results of evaluation of the internal control system associated with financial reports.

(10)	Systems Established to Ensure the Efficacious Performance of Auditing Responsibilities by Corporate Auditors

	Representative Directors regularly will meet with Corporate Auditors, exchange opinions related to Company management, in addition to business reports, and otherwise communicate effectively with them.

‚	The Board of Directors will ensure Corporate Auditors’ participation in important work-related meetings to ensure that the Company’s business is executed properly.

ƒ	The Board of Corporate Auditors will use attorneys, certified public accountants, and other outside advisors, as necessary for itself, and its opportunities to receive advice related to audit work will be guaranteed.

I-5-17

Consolidated Balance Sheet

(As of March 31, 2011)

(Unit: millions of yen)

Item	Amount	Item	Amount
Assets		Liabilities
Current assets	315,580	Current liabilities	109,028
Cash and deposits	149,006	Notes and accounts payable-trade	37,513
Notes and accounts receivable-trade	56,468	Short-term loans payable	2,857
Short-term investment securities	42,412	Current portion of bonds	11,892
Merchandise and finished goods	5,889	Income taxes payable	26,310
Work in process	14,916	Accrued expenses	17,546
Raw materials and supplies	15,567	Provision for bonuses	2,373
Income taxes receivable	5,861	Provision for directors’ bonuses	956
Deferred tax assets	13,795	Provision for point card certificates	143
Other	12,136	Asset retirement obligations	185
Allowance for doubtful accounts	(472)	Deferred tax liabilities	0
Noncurrent assets	143,044	Other	9,247
Property, plant and equipment	57,140	Noncurrent liabilities	64,135
Buildings and structures, net	20,120	Bonds payable	29,608
Amusement machines and facilities, net	4,550	Long-term loans payable	5,316
Land	24,643	Provision for retirement benefits	12,656
Construction in progress	1,155	Provision for directors’ retirement benefits	1,203
Other, net	6,670	Deferred tax liabilities	2,782
Intangible assets	22,754	Deferred tax liabilities for land revaluation	958
Goodwill	15,559	Asset retirement obligations	1,848
Other	7,195	Other	9,760

Investments and other assets	63,149	Total liabilities	173,163

Investment securities	44,193	Net assets
Long-term loans receivable	306	Shareholders’ equity	289,077
Lease and guarantee deposits	12,396	Capital stock	29,953
Deferred tax assets	1,988	Capital surplus	119,784
Other	5,646	Retained earnings	164,669
Allowance for doubtful accounts	(1,382)	Treasury stock	(25,329)
		Accumulated other comprehensive income	(13,883)
		Valuation difference on available-for-sale securities	11,350
		Deferred gains or losses on hedges	(0)
		Revaluation reserve for land	(5,969)
		Foreign currency translation adjustment	(19,264)
		Subscription rights to shares	406
		Minority interests	9,861

		Total net assets	285,461

Total assets	458,624	Total liabilities and net assets	458,624

Note:	Figures shown in millions of yen have been rounded down to the nearest million.

I-5-18

Consolidated Statement of Income

(From April 1, 2010 To March 31, 2011)

(Unit: millions of yen)

Item	Amount
Net sales		396,732
Cost of sales		230,677

Gross profit		166,055
Selling, general and administrative expenses		97,304

Operating income		68,750
Non-operating income
Interest income	463
Dividends income	311
Equity in earnings of affiliates	35
Gain on investments in partnership	391
Income from operation of lease asset	92
Other	516	1,812

Non-operating expenses
Interest expenses	637
Sales discounts	198
Commission fee	399
Provision of allowance for doubtful accounts	32
Loss on investments in partnership	97
Foreign exchange losses	206
Penalty payment for cancellation of game center lease	18
Loss on valuation of derivatives	263
Other	585	2,439

Ordinary income		68,123

I-5-19

(Unit: millions of yen)

Item	Amount
Extraordinary income
Gain on sales of noncurrent assets	34
Reversal of allowance for doubtful accounts	315
Gain on sales of investment securities	52
Gain on change in equity	125
Reversal of recovery costs of video game arcades	544
Gain on outlawed debt	167
Gain on reversal of subscription rights to shares	1,174
Distribution of patent royalty income for prior periods	1,139
Other	151	3,705

Extraordinary loss
Loss on retirement of noncurrent assets	296
Loss on sales of noncurrent assets	40
Impairment loss	1,502
Loss on valuation of investment securities	1,308
Loss on liquidation of subsidiaries	1,468
Amortization of goodwill	204
Loss on adjustment for changes of accounting standard for asset retirement obligations	1,177
Cost of product compensation related	5,225
Loss on disaster	1,254
Other	1,883	14,361

Income before income taxes and minority interests		57,467
Income taxes-current	27,460
Income taxes-deferred	(14,140)	13,320

Income before minority interests		44,147
Minority interests in income		2,636

Net income		41,510

Note:	Figures shown in millions of yen have been rounded down to the nearest million.

I-5-20

Consolidated Statement of Changes in Net Assets

(From April 1, 2010 To March 31, 2011)

(Unit: millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balances as of March 31, 2010	29,953	171,080	132,128	(73,694)	259,468
Changes of items during the period
Dividends from surplus			(8,816)		(8,816)
Net income			41,510		41,510
Increase by share exchanges		(11,294)		32,890	21,595
Retirement of treasury stock		(40,000)		40,000	—
Purchase of treasury stock				(24,530)	(24,530)
Disposal of treasury stock		(1)		3	2
Change of scope of consolidation			(155)		(155)
Reversal of revaluation reserve for land			2		2
Total changes of items during the period	—	(51,296)	32,541	48,364	29,609
Balances as of March 31, 2011	29,953	119,784	164,669	(25,329)	289,077

	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Foreign currency translation adjustment	Total accumulated other comprehensive income
Balances as of March 31, 2010	346	24	(5,966)	(17,626)	(23,222)
Changes of items during the period
Dividends from surplus
Net income
Increase by share exchanges
Retirement of treasury stock
Purchase of treasury stock
Disposal of treasury stock
Change of scope of consolidation
Reversal of revaluation reserve for land			(2)		(2)
Net changes of items other than shareholders’ equity	11,003	(24)		(1,637)	9,341
Total changes of items during the period	11,003	(24)	(2)	(1,637)	9,338
Balances as of March 31, 2011	11,350	(0)	(5,969)	(19,264)	(13,883)

I-5-21

(Unit: millions of yen)

	Subscription rights to shares	Minority interests	Total net assets
Balances as of March 31, 2010	1,188	19,335	256,770
Changes of items during the period
Dividends from surplus			(8,816)
Net income			41,510
Increase by share exchanges			21,595
Retirement of treasury stock			—
Purchase of treasury stock			(24,530)
Disposal of treasury stock			2
Change of scope of consolidation			(155)
Reversal of revaluation reserve for land			—
Net changes of items other than shareholders’ equity	(782)	(9,474)	(915)
Total changes of items during the period	(782)	(9,474)	28,690
Balances as of March 31, 2011	406	9,861	285,461

Note:	Figures shown in millions of yen have been rounded down to the nearest million.

I-5-22

Notes to Consolidated Financial Statements

I	Significant Accounting Policies Used in Preparation of Consolidated Financial Statements

(1)	Scope of Consolidation

Number of consolidated subsidiaries	68

For a complete list of major consolidated subsidiaries, refer to the section “I Group’s Current Condition” under “7 Material Parent Company and Subsidiaries” of “(2) Relationships with subsidiaries”.

Effective as of the fiscal year under review, the following became the Company’s consolidated subsidiaries; TOCSIS Inc. and three other companies, because of the Company’s acquisition of the shareholdings; Sammy Partners Co., Ltd., because of the increase of importance; Breaktime, Inc., and one other company, which were newly established with the Company’s investment.

Effective as of the fiscal year under review, the following have been excluded from the scope of consolidation; MARZA ANIMATION PLANET INC., because of its merger with SEGA SAMMY INVESTMENT & PARTNERS INC. (accordingly changing its trade name to MARZA ANIMATION PLANET INC.); GAMEWORKS LAS VEGAS, L.L.C., because of its merger with another consolidated subsidiary; Kenjinton Partners, because of its liquidation; PlatinumGames Inc., because of reduced control thereon.

Number of non-consolidated subsidiaries	13

Main non-consolidated subsidiaries: United Source International Ltd., SEGA (Shanghai) Software Co., Ltd. etc.

All non-consolidated subsidiaries are excluded from the scope of consolidation because the combined amounts in assets, net sales, net income, and retained earnings applicable to the equity interest of the Company are immaterial.

(2)	Application of the Equity Method

Number of equity-method affiliates	9

Main equity-method affiliates: INTERLIFE HOLDINGS CO., LTD., CRI Middleware Co., Ltd., etc.

From the fiscal year under review, Simuline Inc. has been excluded from the scope of the equity method affiliates due to its capital increase.

As a result of the establishment of INTERLIFE HOLDINGS CO., LTD. via share transfer conducted by Nissho Inter Life Co., Ltd., the Company has come to own the shares in INTERLIFE HOLDINGS CO., LTD. in lieu of those in Nissho Inter Life Co., Ltd.

Number of non-consolidated subsidiaries and affiliates not accounted for by the equity method	18

Main non-consolidated subsidiaries and affiliates not accounted for by the equity method:

Liverpool Co., Ltd., etc.

The equity method was not applied to non-consolidated subsidiaries and affiliates because the combined amounts of these companies in net income and retained earnings applicable to the equity interest of the Company are immaterial.

(Changes in significant accounting policies used in preparation of consolidated financial statements)

Effective from the fiscal year under review, the “Accounting Standard for Equity Method of Accounting for Investments” (ASBJ Statement No.16, March 10, 2008) and “Practical Solution on Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method” (ASBJ PITF No.24, March 10, 2008) have been adopted. This change has no impact on the consolidated statement of income.

I-5-23

(3)	Fiscal Year for Consolidated Subsidiaries

Consolidated subsidiaries whose fiscal year-ends differ from the consolidated balance sheet date are listed below. Necessary adjustments are made on consolidation for material transactions that occurred between the end of the fiscal years of these subsidiaries and the end of the consolidated balance sheet date.

Consolidated subsidiary	Fiscal year-end
Sega Amusements Taiwan Ltd.	December 31
Shanghai New World Sega Recreation Co., Ltd.	December 31
Sega Beijing Mobile Entertainment Co., Ltd.	December 31
Three investment in partnerships	December 31

Moreover, as for consolidated subsidiaries SEGA TOYS CO., LTD. and two other companies, their fiscal year-ends had been changed to September 30, however, they were changed again to March 31.

(4)	Accounting Standards

	Valuation standards and accounting treatment for important assets

a.	Held-to-maturity debt securities are stated at amortized cost (the straight – line method).

b.	Other marketable securities

Securities with fair market value are stated at fair market value. The difference between acquisition cost and market value is accounted for as net unrealized holding gains or losses on securities in net asset, with cost of sales determined by the moving average method.

c.	Other securities without quoted market prices are carried at cost, which is determined by the moving-average method.

The net amount of equity included in the Company’s financial statements from limited liability investment partnerships and similar investments, regarded as marketable securities under Article 2-2 of the Financial Investment and Exchange Law of Japan, is calculated based on the relevant financial statements for the partnership available as of the reporting date stipulated in the partnership agreement.

d.	Derivatives

Derivatives are stated at fair market value.

e.	Inventories

Inventories are stated at cost, cost being determined mainly by the gross-average method (With regard to the amounts stated in the balance sheet, the method of book value devaluation based on decline in profitability is used).

Also, work in process is stated at cost, cost being determined mainly by the specific identification method (With regard to the amounts stated in the balance sheet, the method of book value devaluation based on decline in profitability is used).

‚	Method for depreciating and amortizing important assets

a.	Property, plant and equipment (excluding lease assets):

Depreciation is computed primarily using the declining-balance method.

However, buildings (excluding attached equipment) acquired after April 1, 1998 are depreciated using the straight-line method.

Useful life for primary assets is as follows:

Building/Structure : 2-50 years

Amusement game machines : 2-5 years

Regarding buildings and structures built on land leased under term leasehold contracts, the straight-line method is used with the remaining lease period as the useful life and the residual value as zero.

Regarding property, plant and equipment acquired on or before March 31, 2007, the residual values are depreciated in accordance with the revised Corporation Tax Law. When the depreciated value of a property, plant and equipment reaches residual values in a certain fiscal year, the residual values of the asset is depreciated in an equal amount over five years from the next fiscal year.

b.	Intangible assets (excluding lease assets):

Amortization is computed using the straight-line method. The straight-line method is adopted over the useful life of within five years for Software for internal use.

c.	Lease assets

Lease assets involving finance lease transactions under which the ownership of the lease assets is transferred to lessees:

The method to calculate depreciation expenses for such assets is the same as that applied to property, plant and equipment owned by the Company.

Lease assets involving finance lease transactions under which the ownership of the lease assets is not transferred to lessees:

The method to calculate depreciation for such assets is the straight line method with their residual values being zero over their leased periods used as the number of years for useful life.

I-5-24

ƒ	Accounting for deferred assets

Founding expense	:	All expenses are expensed when incurred.
Stock issue expense	:	All expenses are expensed when incurred.
Bond issue expense	:	All expenses are expensed when incurred.

„	Accounting for allowances and provisions

a.	Allowance for doubtful accounts

The reserve for doubtful accounts is provided in amount sufficient to cover possible losses estimated as a historical write-off ratio of bad debts for general receivables, with the addition of required amounts for doubtful accounts and bankrupt receivables based on a case-by-case assessment of the possibility of collection.

b.	Provision for bonuses

Accrued employees’ bonuses are provided based on the estimated amount to be paid.

c.	Provision for directors’ bonuses

The estimated amount of bonuses for the fiscal year under review was recorded to meet the bonus payments to Directors and Corporate Auditors.

d.	Provision for point card certificates

In order to prepare for expenses associated with the redemption of points earned by customers, an estimated amount related to future redemption has been posted in the fiscal year under review.

e.	Provision for retirement benefits

The Company and its consolidated subsidiaries provide provision for retirement benefits based on the estimated amounts of projected benefit obligation and the fair value of the plan assets. The estimated amount of all retirement benefits to be paid at the future retirement date is allocated equally to each service year using the estimated number of total service years. Prior service cost is charged to income when incurred except for SEGA CORPORATION and three other subsidiaries that recognize prior service cost as expenses using the straight-line method over ten years. Actuarial gains and losses are charged to income in the succeeding period except for SEGA CORPORATION and three other subsidiaries that recognize actuarial gains and losses as expenses using the straight-line method over ten years commencing from the succeeding period.

f.	Provision for directors’ retirement benefits

The Company and certain domestic consolidated subsidiaries provide provision for directors’ retirement benefits to adequately cover payment of such benefits at the end of the applicable period in accordance with internal regulations.

…	Accounting for significant hedge

a.	Hedge accounting

The Company adopts deferred hedge accounting. However, special treatment (under special treatment, the net amount to be paid or received under the interest rate swap contract is added to or deducted from the interest on the assets or liabilities for which the swap contract was executed) is used for qualifying interest rate swap transactions. Moreover, allocation hedge accounting is applied to qualifying foreign exchange forward contracts.

b.	Hedging instruments and hedged items

Hedging instrument: Interest rate swaps, foreign currency forward contracts

Hedged item: Interest on debts, receivables and payables denominated in foreign currencies

c.	Hedge policy

Derivative instruments are used to mitigate risks associated with foreign currency exchange and interest rate fluctuations.

As a rule, hedging is only used for items for which actual demand exists, and not for speculative purposes.

d.	Evaluation of hedge effectiveness

Hedge effectiveness is evaluated through comparative analysis of the cumulative fluctuations in the market for the hedged item relative to that for the hedging instrument. For interest rate swaps with special treatment, hedge effectiveness is not evaluated.

I-5-25

†	Amortization method and period of goodwill and negative goodwill

If the duration of the effect of goodwill can be rationally estimated, amortization has been based on the estimated number of years of duration, in other cases, amortization has been based on the five-year-period straight line method.

‡	Accounting method for consumption taxes

Consumption taxes and local consumption taxes are accounted using the net-of-tax method.

(5)	Changes in Significant Accounting Policies Used in Preparation of Consolidated Financial Statements

	Adoption of accounting standard for asset retirement obligations

Effective from the fiscal year under review, the “Accounting Standard for Asset Retirement Obligations” (ASBJ Statement No.18, March 31, 2008) and “Guidance on Accounting Standard for Asset Retirement Obligations” (ASBJ Guidance No. 21, March 31, 2008) have been adopted.

Accordingly, operating income and ordinary income for the fiscal year under review decreased by ¥96 million, while income before income taxes and minority interests decreased by ¥1,302 million.

In addition, the amount of asset retirement obligation change is ¥2,146 million following the adoption of the subject accounting standard and guidance.

‚	Adoption of accounting standard for business combinations

Effective from the fiscal year under review, the “Accounting Standard for Business Combinations” (ASBJ Statement No.21, December 26, 2008), “Accounting Standard for Consolidated Financial Statements” (ASBJ Statement No.22, December 26, 2008), “Partial amendments to Accounting Standard for Research and Development Costs” (ASBJ Statement No.23, December 26, 2008), “Accounting Standard for Business Divestitures” (ASBJ Statement No. 7, December 26, 2008), “Accounting Standard for Equity Method of Accounting for Investments” (ASBJ Statement No. 16, December 26, 2008), and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10, December 26, 2008) have been adopted.

(6)	Changes in Presentation

(Consolidated Statement of Income)

	From the fiscal year under review, the “Ordinance of the Ministry of Justice which partially revises Ordinance for Enforcement of the Companies Act and Ordinance on Accounting of Companies, etc.” (Ordinance of the Ministry of Justice No. 7, March 27, 2009) based on the “Accounting Standard for Consolidated Financial Statements” (ASBJ Statement No. 22, December 26, 2008) has been adopted. As a result, an item of “income before minority interests” is included in the consolidated statement of income.

‚	“Gain on reversal of subscription rights to shares” that was included in “other” under extraordinary income in the previous fiscal year has now exceeded 10% of the amount of total extraordinary income, and it is therefore separately itemized from the fiscal year under review. The value of gain on reversal of subscription rights to shares included in “other” for the previous fiscal year was ¥63 million.

I-5-26

(7)	Additional information

	Effective from the fiscal year under review, the “Accounting Standard for Presentation of Comprehensive Income” (ASBJ Statement No. 25, June 30, 2010) has been adopted. “Accumulated other comprehensive income” and “total accumulated other comprehensive income” for the previous fiscal year have been substituted by “valuation and translation adjustments” and “total valuation and translation adjustments”, respectively.

‚	From the next fiscal year, the Company and some of its consolidated subsidiaries are scheduled to adopt consolidated tax return system in which the Company is a consolidated parent corporation, following the successful application for such adoption in the fiscal year under review. From the fiscal year under review, the Company has been adopting accounting treatments as prerequisite to the adoption of consolidated tax return system in accordance with “Practical Solution on Tentative Treatment of Tax Effect Accounting Under Consolidated Taxation System (Part 1)” (ASBJ PITF (Practical Issues Task Force) No.5 initially issued on October 9, 2002 and lastly revised on March 18, 2011) and “Practical Solution on Tentative Treatment of Tax Effect Accounting Under Consolidated Taxation System (Part 2)” (ASBJ PITF No.7 initially issued on February 6, 2003 and revised on June 30, 2010).

II	Notes to Consolidated Balance Sheet

(1)	Accumulated depreciation of property, plant and equipment ¥108,688 million

(2)	Assets pledged

Assets pledged		Covered for liabilities
Time deposits	¥5 million	Accounts payable – trade	¥2 million
Buildings / Structures	¥1,202 million	Accrued expenses	¥0 million
Land	¥2,433 million	Short – term loans payable	¥900 million
		Long – term loans payable	¥2,100 million

(3)	Guarantee of Obligations

Guaranteed Party	Details	Amount
Orix Premium Ltd.	Lease liabilities guarantee	¥11 million

(4)	Security loaned

Investment securities include ¥282 million in securities loaned.

(5)	Revaluation of Land

Consolidated subsidiary SEGA CORPORATION has revalued land for commercial use, pursuant to Japan’s Law Concerning Revaluation of Land (Law No. 34, March 31, 1998) and Amendments to the Law Concerning Revaluation of Land (Law No. 19, March 31, 2001). SEGA has recorded an item for the revaluation difference of land under net assets.

Revaluation method

SEGA CORPORATION computed the value of land based on the methodology regarding rational adjustments to valuation of fixed assets stipulated in Article 2-3, and appraisals by licensed real estate appraisers prescribed in Article 2-5 of the Enforcement Ordinance No. 119 (March 31, 1998) pertaining to the Law Concerning Revaluation of Land.

Date of the revaluation	March 31, 2002

(6)	Outstanding balance of overdraft account:	¥10,125 million
	Outstanding balance of commitment line:	¥42,000 million

I-5-27

III	Notes to Consolidated Statement of Income

(1)	The book value devaluation of inventories held for normal sales purpose based on decline in profitability.

Cost of sales	¥6,547 million

(2)	R&D expenses included in general and administrative expenses and this fiscal year’s production expenses

¥29,613 million

(3)	Breakdown of major extraordinary items

	Breakdown of Gain on sales of noncurrent assets

Buildings and structures	¥1 million
Tools, furniture and fixtures	¥1 million
Amusement machines and facilities	¥8 million
Other property, plant and equipment	¥22 million
Other intangible assets	¥1 million

Total	¥34 million

‚	Gain on outlawed debt

Gain on outlawed debt was recognized by being released from the debt booked as accrued expenses, due to being outlawed.

ƒ	Breakdown of loss on retirement of noncurrent assets

Buildings and structures	¥133 million
Tools, furniture and fixtures	¥91 million
Amusement machines and facilities	¥1 million
Other property, plant and equipment	¥42 million
Other intangible assets	¥27 million

Total	¥296 million

„	Breakdown of loss on sales of noncurrent assets

Buildings and structures	¥6 million
Tools, furniture and fixtures	¥4 million
Amusement machines and facilities	¥0 million
Land	¥29 million
Other property, plant and equipment	¥0 million
Other intangible assets	¥0 million

Total	¥40 million

…	Cost of product compensation related includes the provision of substitute machines that is free of charge as temporary product compensation in the pachislot and pachinko machines business and compensation of business.

†	Loss on disaster is the Great East Japan Earthquake related expenses including valuation loss on assets, estimated restoration expenses of amusement centers and offices, and fixed expenses during the suspended operation period.

‡	Breakdown of impairment loss.

(Unit: millions of yen)

Use	Location	Type	Impairment loss
Amusement facilities	Chiba-shi, Chiba and 16 other locations	Buildings and structures	201
		Amusement machines and facilities	2
		Other property, plant and equipment	16
		Other intangible assets	9
Kids Card related	Inba-gun, Chiba	Amusement machines and facilities	776
Assets for business, etc.	Shibuya-ku, Tokyo and 8 other locations	Buildings and structures	58
		Other property, plant and equipment	40
		Other intangible assets	396

		Total	1,502

For each business segment, the Company classifies assets or asset groups based on whether their cash flows can be estimated independently. If the market value of any asset or asset group has decreased conspicuously or it is expected to continuously generate negative cash flow from operations, its book value is reduced to its recoverable value, and such reduction is recorded as an impairment loss under extraordinary loss. Recoverable value is calculated using the fair value less cost to sell based on the current market price.

I-5-28

IV	Notes to Consolidated Statement of changes in Net Assets

(1)	Issued Stock

(Unit: shares)

Type of stock	End of previous fiscal year	Increase	Decrease	End of fiscal year under review
Common stock	283,229,476	—	17,000,000	266,229,476

(Outline of Causes of Change)

The causes of the decrease are as follows:

Decrease due to retirement of treasury stock			17,000,000 shares

(2)	Treasury Stock

(Unit: shares)

Type of stock	End of previous fiscal year	Increase	Decrease	End of fiscal year under review
Common stock	31,315,801	14,168,589	30,979,728	14,504,662

(Outline of Causes of Change)

The causes of the increase are as follows:

Increase due to purchase in the market by the resolution at the Board of Directors meeting	14,000,000 shares
Increase due to purchase demand pursuant to Article 797, Paragraph 1 of the Companies Act	150,144 shares
Increase due to repurchase of fractional shares	18,445 shares

The causes of the decrease are as follows:

Decrease due to retirement of treasury stock	17,000,000 shares
Decrease due to share exchange	13,977,737 shares
Decrease due to request to purchase fractional shares	1,991 shares

(3)	Dividends

	Dividend Amount

Resolution	Type of Stock	Total dividend (¥ million)	Dividend per share (¥)	Record date	Effective date
Board of Directors Meeting on May 14, 2010	Common stock	3,778	15	March 31, 2010	June 1, 2010
Board of Directors Meeting on October 29, 2010	Common stock	5,038	20	September 30, 2010	December 2, 2010

‚	Of the dividends for which the record date is in the fiscal year under review, but for which the effective date will be in the following fiscal year.

Resolution	Type of Stock	Resource of dividend	Total dividend (¥ million)	Dividend per share (¥)	Record date	Effective date
Board of Directors Meeting on May 16, 2011	Common Stock	Retained Earnings	5,034	20	March 31, 2011	June 2, 2011

(4)	Number and type of shares to be issued upon exercise of subscription rights to shares (except for the ones before the first day of the exercisable period) as of the end of the fiscal year under review.

There is no pertinent matter.

I-5-29

V	Notes on the Financial Instruments

(1)	Matters regarding the current status of financial instruments

Under the Group’s financial strategies, the Company as a holding company is arranging the syndicated commitment line to provide for the Group-wide safety net under which medium term liquidity is sustained. Capital for each business is financed based on the financial plan as needed, through bank borrowing or bond issue applying Cash Management System for the purpose of the efficient utilization of the Group funds. Funds are invested in financial assets with higher degree of safety. Under its policy, financial derivatives are used only for the purpose of avoiding risks as described below, and no speculative transactions are allowed.

Credit risks of the clients in terms of notes and accounts receivable-trade are mitigated under the credit management rules, etc. at each Group company.

The Group’s credit risk exposure in held-to-maturity debt securities is minimal, as its investment in this area is restricted to highly rated debt securities only according to the capital management rules, etc. at each Group company.

Available-for-sale securities are mainly stocks and the relevant information such as market prices of those stocks and financial conditions of the issuing companies (business partners) is reviewed and reported to the board of directors of each Group company, etc. on a regular basis. For other securities than held-to-maturity debt securities, holding status is continually reviewed in consideration of the relationship with business partners that issue those stocks.

Borrowings as well as bonds issue is intended to raise funds necessary for the purpose of working capital and capital investment. Each Group company reviews its own actual and projected cash position on a monthly basis, which is eventually verified collectively by the Company as part of the Group’s liquidity risk management.

The Group’s derivative transactions are restricted to forward exchange contracts as hedge against currency fluctuation risks on its foreign currency-denominated operating receivables and debt and foreign currency-denominated loans receivable, and interest rate swap agreements to mitigate interest rate risks on part of the Group’s variable interest rate loans payable. These transactions are managed properly under the derivative transactions management rules, etc. of each Group company which specifically require enforcement of “Guidelines for Foreign Exchange Transactions” to be subject to prior approval of the board of directors, while setting out limits on the authority and amount regarding transactions.

I-5-30

(2)	Matters regarding the market value etc. of financial instruments

Consolidated balance sheet amounts and market values of the Group’s financial instruments and the difference between the two as of the end of the fiscal year under review (March 31, 2011) are as follows. Market values of financial instruments named in Note 2 below are extremely difficult to grasp, thus are not included in the following list.

(Unit: millions of yen)

		Consolidated balance sheet amount	Market value	Difference
(1)	Cash and deposits	149,006	149,006	—
(2)	Notes and accounts receivable – trade	56,468	56,416	(51)
(3)	Short-term investment securities and investment securities
	1) Held-to-maturity debt securities	2,018	2,021	2
	2) Available-for-sale securities (*1)	77,523	77,523	—
	3) Stocks of affiliates	493	280	(213)
(4)	Notes and accounts payable - trade	37,513	37,513	—
(5)	Short-term loans payable	2,857	2,857	—
(6)	Long-term loans payable	5,316	5,333	(17)
(7)	Current portion of bonds	11,892	11,892	—
(8)	Bonds payable	29,608	29,356	252
(9)	Derivative transactions (*2)
	1) Transactions outside the scope of hedge accounting	3	3	—
	2) Transactions subject to hedge accounting	(0)	(0)	—

(*1)	Embedded derivatives are included in investment securities with measuring the compound financial instruments as a whole at fair value, since it is impossible to measure it separately its fair value reasonably.

(*2)	Net credits and debts generated from derivative transactions are indicated in net amounts.

Notes:	1.	Matters regarding the methods to calculate the market values of financial instruments, and regarding short-term investment securities and derivative transactions

(1)	Cash and deposits; and (2) Notes and accounts receivable-trade

Of these, those that are settled in a short period of time (within one year) are recorded in book values as their market values are proximate to their book values. Of the notes and accounts receivable-trade, those with settlement dates arriving after more than one year from the end of the fiscal year under review are subject to present value evaluation in which amounts of receivables are discounted by the interest rates for the periods up to their settlement dates weighted by credit risks involved on case by case basis.

(3)	Short-term investment securities and investment securities

Market values of stocks are based on their prices quoted on the concerned stock exchange, while those of debt securities are based on their prices quoted either on the concerned exchange, or by the underwriting financial institutions. Negotiable certificates of deposit included in available-for-sale securities are recorded in book values as they are settled in a short period (within one year) where their book values are proximate to their market values.

(4)	Notes and accounts payable – trade; (5) Short-term loans payable; and (7) Current portion of bonds

Of these, those that are settled in a short period of time (within one year) are recorded in book values as their market values are proximate to their book values. In addition, there are some cases that fair value of the short-term loans payable, that the special treatment is applied, is calculated together with the interest-rate swap.

(6)	Long-term loans payable; and (8) Bonds payable

Market values of these are calculated by the present value based on the sum of principal and interest as discounted by the interest rates presumed in the case of new borrowings. In addition, there are some cases that fair value of the long-term loans payable, that the special treatment is applied, is calculated together with the interest-rate swap.

(9)	Derivative transactions

Market values of these are the prices quoted by the counterparty financial institutions.

2.	Financial instruments whose market values are found to be extremely difficult to grasp

Category	Consolidated balance sheet amount (Millions of yen)
Investment in unlisted stocks	2,036
Investment in limited partnership	1,352
Stocks of non-consolidated subsidiaries	2,189
Stocks of affiliates	765
Investment in affiliates	224

Items above are not included in “(3) Short-term investment securities and investment securities” as their market values are believed to be extremely difficult to grasp, due to the absence of market prices and unavailability of estimated future cash flow.

I-5-31

VI	Note Regarding Investment and Rental Property

Status and market value of investment and rental property

This disclosure is omitted due to the immateriality of the total amount of the investment and rental property.

VII	Note Regarding Per Share Information

Net assets per share	¥1,093.23
Net income per share	¥163.19

VIII	Note Regarding Material Subsequent Events

A resolution has been reached at each of the board meetings of the Company, Sammy Corporation, a wholly owned subsidiary of the Company (“SAMMY”), and TAIYO ELEC Co., Ltd., a subsidiary of SAMMY (“TAIYO ELEC”), held on May 13, 2011 to conduct an exchange of shares involving common stock of the Company as consideration (the “Share Exchange”) in order to convert TAIYO ELEC into a wholly owned subsidiary of SAMMY, which will become the wholly owning parent of TAIYO ELEC. The Share Exchange will be conducted pursuant to an agreement to exchange shares that has been executed between SAMMY and TAIYO ELEC (the “Share Exchange Agreement”).

The Share Exchange is to be conducted after TAIYO ELEC obtains approval for the Share Exchange Agreement from its shareholders at an ordinary general meeting scheduled to be held on June 21, 2011. SAMMY has on May 13, 2011 obtained the approval for the Share Exchange Agreement from its shareholder at an extraordinary general meeting by means of a written resolution pursuant to Article 319(1) of the Companies Act of Japan.

Overview of the Share Exchange is as follows.

(1)	Purposes of the Share Exchange

On December 1, 2010, the Company converted Sammy NetWorks Co., Ltd., SEGA TOYS CO., LTD. and TMS ENTERTAINMENT, LTD., which were listed subsidiaries, into wholly owned subsidiaries and consolidated the group structure, achieving an effective synergy of our management resources within the group. The Share Exchange will further reinforce the management structure of the group and promote the maximization of group earning power by converting TAIYO ELEC, the sole listed subsidiary in the SEGA SAMMY group, into a wholly owned subsidiary.

We believe that, for TAIYO ELEC to continue to expand its business through the development of more efficient and inventive pachinko and pachislot machines, the company needs to deepen its connections with SAMMY and take full advantage of business operations that are integrated with the SEGA SAMMY group by implementing the Share Exchange.

Specifically, we think that a robust TAIYO ELEC brand can be established in the pachinko and pachislot machines market by improving TAIYO ELEC’s pachinko and pachislot machine development capability through measures such as personnel exchanges involving highly skilled pachinko and pachislot developers, leveraging the substantial intellectual property of the SEGA SAMMY group and joint development involving integrated technologies, in addition to the exchange of personnel from management and sales departments that have been conducted thus far. Also, from a production perspective, manufacturing costs are expected to fall further as a result of sharing of components, joint purchasing and other measures.

(2)	Effective date of the Share Exchange

August 1, 2011 (tentative)

I-5-32

(3)	Method of the Share Exchange

It has been determined that common stocks of the Company will be the consideration in the Share Exchange, given that, among other things, the minority shareholders of TAIYO ELEC will continue to be offered liquidity with respect to their shares, there will be a shared opportunity to benefit from synergies resulting from the Share Exchange and pursuant to the group strategy, it is necessary to maintain a wholly owned parent/subsidiary relationship between SAMMY and the Company. Common stocks in an amount necessary for such purpose will be allotted to SAMMY through the Company’s disposal of its treasury stock.

(4)	Share exchange ratio

SAMMY will furnish 0.40 shares of common stock of the Company per share of common stock of TAIYO ELEC, provided that SAMMY will not allot shares in the Share Exchange in connection with shares that SAMMY holds, consisting of 11,623,100 shares of common stock of TAIYO ELEC.

SAMMY plans to acquire common stocks of the Company by subscribing to treasury stock disposed of by the Company.

(5)	Basis for calculation of share exchange ratio

In order to achieve fairness and appropriateness in the share exchange ratios used for the Share Exchange, it was decided that SAMMY and TAIYO ELEC would each invite an independent institution to perform the calculations. SAMMY selected Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., and TAIYO ELEC selected SMBC Nikko Securities Inc. to perform such calculations.

After earnest discussions and negotiations in reference to the results of analysis of the share exchange ratio submitted by the third-party valuation companies described above, SAMMY and TAIYO ELEC reached the adopting of a resolution by the board of directors of each company setting a share exchange ratio for the Share Exchange.

(6)	Outline of the company to be the wholly owning parent

Trading name	:	Sammy Corporation
Capitalization	:	¥18,221 million
Description of Business	:	Manufacture and sales of pachinko machines, pachislot machines, ball arranging machines, mahjong ball machines and related equipment

(7)	Summary of Accounting

The Share Exchange constitutes, out of transactions, etc., under common control, an additional acquisition of shares of a subsidiary by SAMMY from minority shareholders of TAIYO ELEC. It is expected that goodwill (or negative goodwill) will appear in the consolidated financial statements of SEGA SAMMY in association with the Share Exchange, but at present, no determination has been made as to the amount of goodwill (or negative goodwill) that will be generated.

I-5-33

Independent Auditors’ Report

May 13, 2011

The Board of Directors

SEGA SAMMY HOLDINGS INC.

KPMG AZSA LLC

Satoshi Nakaizumi

Designated Limited Liability Partner

Certified Public Accountant

Michitaka Shishido

Designated Limited Liability Partner

Certified Public Accountant

Hiroyuki Nakamura

Designated Limited Liability Partner

Certified Public Accountant

We have audited the consolidated statutory report, comprising the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the related notes of SEGA SAMMY HOLDINGS INC. as of March 31, 2011 and for the year from April 1, 2010 to March 31, 2011 in accordance with Article 444(4) of the Corporate Law. The consolidated statutory report is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated statutory report based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the consolidated statutory report is free of material misstatement. An audit is performed on a test basis, and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the consolidated statutory report. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statutory report referred to above presents fairly, in all material respects, the financial position and the results of operations of SEGA SAMMY HOLDINGS INC. and its consolidated subsidiaries for the period, for which the consolidated statutory report was prepared, in conformity with accounting principles generally accepted in Japan.

Supplemental Information

As described in “Note Regarding Material Subsequent Events,” a resolution has been reached at each of the board meetings of the Company, Sammy Corporation, and TAIYO ELEC Co., Ltd., held on May 13, 2011 to conduct an exchange of shares involving common stock of the Company as consideration in order to convert TAIYO ELEC Co., Ltd. into a wholly owned subsidiary of Sammy Corporation, which will become the wholly owing parent of TAIYO ELEC Co., Ltd.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

I-5-34

Non-Consolidated Balance Sheet

(As of March 31, 2011)

(Unit: millions of yen)

Item	Amount	Item	Amount
Assets		Liabilities
Current assets	15,723	Current liabilities	9,927
Cash and deposits	2,552	Short-term loans payable	9,300
Accounts receivable-trade	394	Accounts payable-other	21
Prepaid expenses	100	Accrued expenses	252
Income taxes receivable	5,678	Deposits received	19
Deferred tax assets	5,631	Unearned revenue	2
Other	1,365	Provision for bonuses	99
Noncurrent assets	344,652	Provision for directors’ bonuses	153
Property, plant and equipment	3,668	Other	79
Buildings, net	955	Noncurrent liabilities	7,994
Structures, net	841	Provision for retirement benefits	46
Machinery and equipment, net	3	Deferred tax liabilities	7,670
Vehicles, net	34	Other	276

Tools, furniture and fixtures, net	415	Total liabilities	17,921

Land	1,418	Net assets
Intangible assets	70	Shareholders’ equity	331,145
Right of trademark	7	Capital stock	29,953
Software	60	Capital surplus	193,247
Other	2	Legal capital surplus	29,945
Investments and other assets	340,913	Other capital surplus	163,302
Investment securities	32,966	Retained earnings	133,748
Stocks of subsidiaries and affiliates	305,570	Other retained earnings	133,748
Investments in other securities of subsidiaries and affiliates	208	Retained earnings brought forward	133,748
Long-term loans receivable from subsidiaries and affiliates	1,393	Treasury stock	(25,804)
Long-term prepaid expenses	9	Valuation and translation adjustments	10,902
Other	764	Valuation difference on available-for-sale securities	10,902
		Subscription rights to shares	406

		Total net assets	342,454

Total assets	360,375	Total liabilities and net assets	360,375

Note:	Figures shown in millions of yen have been rounded down to the nearest million.

I-5-35

Non-Consolidated Statement of Income

(From April 1, 2010 To March 31, 2011)

(Unit: millions of yen)

Item	Amount
Operating revenue
Consulting fee income	4,512
Dividends income	27,900	32,412

Operating expenses
Operating expenses	5,370	5,370

Operating income		27,042
Non-operating income
Interest income	36
Interest on securities	12
Dividends income	539
Income from operation of lease asset	92
Other	69	750

Non-operating expenses
Interest expenses	43
Commission fee	81
Loss on investments in partnership	466
Other	56	648

Ordinary income		27,145
Extraordinary income
Gain on reversal of subscription rights to shares	1,065	1,065
Extraordinary loss
Loss on retirement of noncurrent assets	0
Loss on valuation of investment securities	261
Loss on revaluation of investments in affiliated partnership	617
Loss on disaster	2	881

Income before income taxes		27,328
Income taxes-current	6
Income taxes-deferred	(6,006)	(5,999)

Net income		33,328

Note:	Figures shown in millions of yen have been rounded down to the nearest million.

I-5-36

Non-Consolidated Statement of Changes in Net Assets

(From April 1, 2010 To March 31, 2011)

(Unit: millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus
		Legal capital surplus	Other capital surplus	Total capital surplus
Balances as of March 31, 2010	29,953	29,945	257,207	287,152
Changes of items during the period
Dividends from surplus
Net income
Increase by share exchanges			(30,521)	(30,521)
Retirement of treasury stock			(63,381)	(63,381)
Purchase of treasury stock
Disposal of treasury stock			(2)	(2)
Total changes of items during the period	—	—	(93,905)	(93,905)
Balances as of March 31, 2011	29,953	29,945	163,302	193,247

	Shareholders’ equity
	Retained earnings		Treasury stock	Total shareholders’ equity
	Other retained earnings	Total retained earnings
	Retained earnings brought forward
Balances as of March 31, 2010	109,237	109,237	(116,777)	309,566
Changes of items during the period
Dividends from surplus	(8,816)	(8,816)		(8,816)
Net income	33,328	33,328		33,328
Increase by share exchanges			52,116	21,595
Retirement of treasury stock			63,381	—
Purchase of treasury stock			(24,530)	(24,530)
Disposal of treasury stock			5	2
Total changes of items during the period	24,511	24,511	90,973	21,579
Balances as of March 31, 2011	133,748	133,748	(25,804)	331,145

	Valuation and translation adjustments		Subscription rights to shares	Total net assets
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balances as of March 31, 2010	(281)	(281)	1,065	310,350
Changes of items during the period
Dividends from surplus				(8,816)
Net income				33,328
Increase by share exchanges				21,595
Retirement of treasury stock				—
Purchase of treasury stock				(24,530)
Disposal of treasury stock				2
Net changes of items other than shareholders’ equity	11,184	11,184	(659)	10,524
Total changes of items during the period	11,184	11,184	(659)	32,104
Balances as of March 31, 2011	10,902	10,902	406	342,454

Note:	Figures shown in millions of yen have been rounded down to the nearest million.

I-5-37

Individual Notes

I	Notes Regarding Material Matters Related to Accounting Policies

1.	Valuation standards and accounting treatment for assets

(1)	Valuation standards and methods for securities

	Stocks of subsidiaries and affiliates are stated at moving-average cost.

‚	Other securities

Securities with fair market value are stated at fair market value. The difference between acquisition cost and market value is accounted for as net unrealized holding gains or losses on securities in net assets, with cost of sales determined by the moving average method.

Other securities without fair market value are stated at moving-average cost.

The net amount of equity included in the Company’s financial statements from limited liability investment partnerships and similar investments, regarded as marketable securities under Article 2-2 of the Financial Investment and Exchange Law of Japan, is calculated based on the relevant financial statements for the partnership available as of the reporting date stipulated in the partnership agreement.

2.	Depreciation and amortization of noncurrent assets

(1)	Property, plant and equipment

Depreciation is computed by the declining-balance method.

However, buildings (excluding attached equipment) are depreciated using the straight-line method.

Useful life for primary assets is as follows:

Building	:	2 - 50 years
Structure	:	2 - 50 years
Tools/Furniture	:	2 - 20 years

Regarding property, plant and equipment acquired on or before March 31, 2007, the residual values are depreciated in accordance with the revised Corporation Tax Law. When the depreciated value of a property, plant and equipment reaches residual values in a certain fiscal year, the residual values of the asset is depreciated in an equal amount over five years from the next fiscal year.

(2)	Intangible assets

Amortization is computed using the straight-line method. We adopt the straight-line method over the useful life of 5 years for Software for internal use.

3.	Accounting for provisions

(1)	Provision for bonuses

Provisions for bonuses are provided based on the estimated amount to be paid.

(2)	Provision for directors’ bonuses

Provisions for directors’ bonuses are provided based on the estimated amount to be paid.

(3)	Provision for retirement benefits

The liability for retirement benefits is based on the estimated amount of benefit obligations at the end of the fiscal year.

4.	Other material matters that form the basis of accounting documents

(1)	Accounting method for consumption taxes

Consumption taxes and local consumption taxes are accounted using the net-of-tax method.

5.	Changes in Presentation

(1)	Non-Consolidated Balance Sheet

“Income taxes receivable” that was included in “other” under current assets in the previous fiscal year has now exceeded 1% of the amount of total assets, and it is therefore separately itemized from the fiscal year under review. The value of “income taxes receivable” included in “other” for the previous fiscal year was ¥1,579 million.

(2)	Non-Consolidated Statement of Income

“Expenses from operation of lease asset” that was separately itemized for the previous fiscal year, has been included in “other” under non-operating expenses for the fiscal year under review, due to its reduced significance (¥56 million for the fiscal year under review).

6.	Additional Information

From the next fiscal year, the Company is scheduled to adopt consolidated tax return system in which the Company is a consolidated parent corporation, following the successful application for such adoption in the fiscal year under review. From the fiscal year under review, the Company has been adopting accounting treatments as prerequisite to the adoption of consolidated tax return system in accordance with “Practical Solution on Tentative Treatment of Tax Effect Accounting Under Consolidated Taxation System (Part 1)” (ASBJ PITF No.5 initially issued on October 9, 2002 and lastly revised on March 18, 2011) and “Practical Solution on Tentative Treatment of Tax Effect Accounting Under Consolidated Taxation System (Part 2)” (ASBJ PITF No.7 initially issued on February 6, 2003 and revised on June 30, 2010).

I-5-38

II	Notes to Balance Sheet

(1)	Accumulated depreciation of property, plant and equipment ¥644 million

(2)	Receivables from and payables to affiliates

Short-term receivables from affiliates	¥1,708 million
Short-term payables to affiliates	¥8,349 million
Long-term receivables from affiliates	¥1,393 million

III	Notes to Statement of Income

Transactions with affiliates

Consulting fee income	¥ 4,512 million
Dividends income (Operating revenue)	¥27,900 million
SG&A expenses	¥35 million
Non-operating transactions	¥851 million

IV	Notes to Statement of Changes in Net Assets

Number and type of Treasury stock as of the end of the fiscal year under review

Common stock	14,504,662 shares

V	Notes Regarding Tax Effect Accounting

(1)	Main reasons for recording deferred tax assets and deferred tax liabilities

(Unit: millions of yen)

Deferred tax assets
Loss carried forward	8,161
Exclusion from the deductible expenses of provision for bonuses	40
Exclusion from the deductible expenses of loss on valuation of investment securities	3,960
Disallowed portion of loss on investments in partnership	1,562
Valuation difference on available-for-sale securities	335
Other	161

Subtotal deferred tax assets	14,222
Valuation allowance	(8,215)

Total deferred tax assets	6,006

Deferred tax liabilities
Valuation difference on available-for-sale securities	(8,045)

Total deferred tax liabilities	(8,045)

Deferred tax liabilities, net	(2,039)

Note:

As the Company is scheduled to adopt consolidated tax return system from the next fiscal year, realizability of deferred tax assets in the fiscal year under review has been evaluated in accordance with “Practical Solution on Tentative Treatment of Tax Effect Accounting Under Consolidated Taxation System (Part 1)” (ASBJ PITF No.5 initially issued on October 9, 2002 and lastly revised on March 18, 2011) and “Practical Solution on Tentative Treatment of Tax Effect Accounting Under Consolidated Taxation System (Part 2)” (ASBJ PITF No.7 initially issued on February 6, 2003 and lastly revised on June 30, 2010).

I-5-39

(2)	Breakdown by main item that caused significant difference between normal effective statutory tax rate and the actual rate of corporate tax burden after tax effect accounting, if there is any such difference.

Normal effective statutory tax rate	40.7%
(Adjusted)
Permanently non-deductible expenses including entertainment expenses	1.1%
Changes in valuation allowance	3.1%
Amount excluded from gross revenue such as dividend income	(44.3%	)
Effect from the adoption of consolidated taxation system	(22.0%	)
Other	(0.6%	)

Actual rate of corporate tax after tax effect accounting	(22.0%	)

VI	Notes Regarding Transactions with Related Parties

(1)	Subsidiaries and Affiliates

(Unit: millions of yen)

Type	Name	Voting rights (%)	Relationship	Name of transactions	Transaction amount (Note 1)	Accounts	Balance at end of fiscal year
Subsidiary	Sammy Corporation	100.0	Management guidance to the company, interlocking directorate	Consulting fee income (Note 2)	2,932	Accounts receivable-trade	256
				Borrowing of funds	9,000	Short-term loans payable	8,300
				Repayment of loans	700	—	—
				Interest on loans (Note 3)	40	—	—
Subsidiary	SEGA CORPORATION	100.0	Management guidance to the company, interlocking directorate	Consulting fee income (Note 2)	1,579	Accounts receivable-trade	138

Notes:	1.	Consumption taxes are not included in transaction amounts.
	2.	The amount of the Consulting fee income is decided based on the Company’s necessary expenses.
	3.	Interest is determined with consideration to market interest rates.

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(2)	Directors, Key Individual Shareholders, etc.

(Unit: millions of yen)

Type	Name	Voting rights (%)	Relationship	Name of transactions	Transaction amount (Note 1)	Accounts	Balance at end of fiscal year
Company in which Directors or their relatives own majority voting rights	FSC Co., Ltd (Note 2)	5.68	Insurance representative	Payment of insurance premium (Note 3)	6	Prepaid expenses	3
				Receipt and remittance of insurance monies	2	—	—
			Subcontractor	Payment of subcontracting fees (Note 3)	11	—	—

Directors and their relatives	Hajime Satomi	17.48	Chairman of the Board and Chief Executive Officer of the Company	Payment of used of a business jet (Note 4)	240	—	—

Notes:	1.	Consumption taxes are not included in transaction amounts.
	2.	Hajime Satomi, Chairman of the Board and Chief Executive Officer, holds 53% of the voting rights of FSC Co., Ltd.
	3.	Transaction prices are determined in the same way as for general transactions and with reference to market prices.
	4.	Transaction prices are based on actual current prices.

VII	Note Regarding Per Share Information

Net assets per share	¥1,358.82
Net income per share	¥131.02

VIII	Notes Regarding Material Subsequent Events

A resolution has been reached at the board meeting of the Company held on May 13, 2011 to conduct a disposal of treasury stock by third-party allotment to a subsidiary.

1.	Reason for disposal of treasury stock

The common stocks of the Company will be allotted to Sammy Corporation in the Share Exchange where the common stocks of the Company will be the consideration, and Sammy Corporation, a wholly owned subsidiary of the Company, will become the wholly owning parent while TAIYO ELEC Co., Ltd., a subsidiary of Sammy Corporation, will become the wholly owned subsidiary. For details thereof, please refer to “Note Regarding Material Subsequent Events” in the consolidated financial statements.

2.	Class and number of shares to be disposed: Common stock 4,423,660 share

3. Amount of disposal:	¥1,583 per share (total: ¥7,002 million)

4. Method of disposal:	Allotment to Sammy Corporation (with payment)

5. Due date of payment:	May 30, 2011 (tentative)

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Independent Auditors’ Report

May 13, 2011

The Board of Directors

SEGA SAMMY HOLDINGS INC.

KPMG AZSA LLC

Satoshi Nakaizumi

Designated Limited Liability Partner

Certified Public Accountant

Michitaka Shishido

Designated Limited Liability Partner

Certified Public Accountant

Hiroyuki Nakamura

Designated Limited Liability Partner

Certified Public Accountant

We have audited the statutory report, comprising the balance sheet, the statement of income, the statement of changes in net assets and the related notes, and its supporting schedules of SEGA SAMMY HOLDINGS INC. as of March 31, 2011 and for the 7th business year from April 1, 2010 to March 31, 2011 in accordance with Article 436(2)(i)of the Corporate Law. The statutory report and supporting schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the statutory report and supporting schedules based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the statutory report and supporting schedules are free of material misstatement. An audit is performed on a test basis, and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the statutory report and supporting schedules. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statutory report and supporting schedules referred to above present fairly, in all material respects, the financial position and the results of operations of SEGA SAMMY HOLDINGS INC. for the period, for which the statutory report and supporting schedules were prepared, in conformity with accounting principles generally accepted in Japan.

Supplemental Information

As described in “Note Regarding Material Subsequent Events,” a resolution has been reached at the board meeting of the Company held on May 13, 2011 to conduct a disposal of treasury stock by third-party allotment to a subsidiary.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

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Audit Report

The Board of Corporate Auditors has received the reports of the audit procedures and results concerning the execution of the duties of the Directors during the 7th fiscal year from April 1, 2010 through March 31, 2011 prepared by each of the auditors. After discussing the reports, we have prepared this Audit Report and report as follows.

1.	Procedures and details of the audits by the Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors established the audit policy, allocation of duties, and other relevant matters, and received reports from each Corporate Auditor regarding the implementation of audits and results thereof, as well as reports from the Directors, other relevant personnel, and the independent auditor regarding the execution of their duties, and sought explanations as necessary.

Each Corporate Auditor complied with the auditing standards for Corporate Auditors established by the Board of Corporate Auditors, according to the audit policy, allocation of duties, and other relevant matters, communicated with the Directors, the internal audit department, other employees, and any other relevant personnel. We also made efforts to optimize the environment for information collection and audit, and participated in meetings of the Board of Directors and other important meetings, received reports from the Directors, employees, and other relevant personnel regarding performance of their duties, and sought explanations as necessary. We examined important authorized documents and associated information, and investigated the operations and assets at the head office and principal offices.

In addition, we received the periodical reports from Directors, employees, and other relevant personnel, sought explanations as necessary, and expressed our opinions on the status of development and operation of the system for ensuring that the execution of the duties of the Directors conforms to the relevant laws and regulations and the Articles of Incorporation, as well as the details of the resolutions of the Board of Directors regarding the organization of the system stipulated in Article 100, Item 1 and Item 3 of the Enforcement Regulations of the Company Law and the status of the system (internal control system) based on said resolutions, a necessary measure for ensuring that a joint stock corporation’s business is proper.

As to the internal control system associated with financial reports, we received the reports from the Directors and the independent auditor, KPMG AZSA LLC regarding the evaluation of the internal control, and the implementation of audits, and sought explanations as necessary.

With respect to subsidiaries, we communicated and exchanged information with directors, statutory auditors, and other relevant personnel of the subsidiaries, and received business reports from subsidiaries as necessary.

Based on the above methods, we examined the business report and supporting schedules related to the relevant Fiscal Year.

Furthermore, we monitored and verified whether the independent auditor maintained its independence and implemented appropriate audits, and we received reports from the independent auditor regarding the performance of its duties and sought explanations as necessary. In addition, we received notice from the independent auditor that “systems for ensuring that duties are performed properly” (matters set forth in each Item of Article 131 of the Corporate Calculation Regulations) were maintained in accordance with the “Quality Management Standards Regarding Audits” (Business Accounting Council, October 28, 2005) and other relevant standards, and sought explanations as necessary.

Based on the above methods, we examined the financial statements (balance sheet, statement of income, statement of changes in net assets, and individual notes) and supporting schedules, and the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and notes to consolidated financial statements) related to the relevant Fiscal Year.

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2.	Result of audit

(1)	The Report of Business Operations

1)	In our opinion, the business report and supporting schedules are in accordance with the related laws and regulations and Articles of Incorporation, and fairly represent the Company’s condition.

2)	With regard to the execution of the duties of the Directors, we have found no evidence of wrongful action or material violation of the relevant laws and regulations, nor of any violation with respect to the Articles of Incorporation.

3)	In our opinion, the contents of the resolutions of the Board of Directors regarding the internal control system are fair and reasonable. In addition, we have found no matters on which to remark in regard to the execution of the duties of the Directors regarding the internal control system, including the one associated with financial reports.

(2)	Audit result of the Financial Statements and supporting schedules

In our opinion, the audit procedures and audit results received from the independent auditor KPMG AZSA LLC are appropriate.

(3)	Audit result of the Consolidated Financial Statements and consolidated supporting schedules

In our opinion, the audit procedures and audit results received from the independent auditor KPMG AZSA LLC are appropriate.

3.	Subsequent events

As stated in “Business Report,” the Company, Sammy Corporation which is a wholly owned subsidiary of the Company and TAIYO ELEC Co., Ltd. which is a subsidiary of Sammy Corporation resolved at the Board of Directors Meetings of each company held on May 13, 2011 to conduct an exchange of shares with the common stock of the Company in order to convert TAIYO ELEC Co., Ltd. into a wholly owned subsidiary of Sammy Corporation, which will become the wholly owning parent company of such company.

May 16, 2011

Board of Corporate Auditors,

SEGA SAMMY HOLDINGS INC.

Tomio Kazashi, Standing Corporate Auditor

(Outside Auditor)

Toshio Hirakawa, Outside Auditor

Hisashi Miyazaki, Corporate Auditor

Mineo Enomoto, Outside Auditor

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Sammy Corporation

Business Report

April 1, 2010 to

March 31, 2011

1.	Items Concerning Current Status of the Company

(1)	Business developments and results

Due to government-led economic measures, Japan’s economy during this period has been trending towards a recovery in personal consumption, and bolstered by external demand chiefly from emerging countries, corporate profits are also continuing on the road to a gradual recovery. However, the outlook for the economy is not clear, with the economic recovery having been blunted due to a reduction in personal consumption resulting from the scaling back of economic policies and a slowdown in exports due to the sudden increase in the value of the Japanese yen since summer, and on top of that, the tremendous damage and other effects suffered from the Great Eastern Japan Earthquake that occurred on March 11 of this year.

Under these circumstances, due to the recovery of popularity of pachislot and the popularization of the low price pachinko ball rental market, signs can be seen in the pachinko and pachislot machine industry that the player population is recovering, and there is a trend towards an increase in the number of installed pachislot machines. On the other hand, a challenging operational environment continues to be seen at pachinko halls, with the expansion of the low price pachinko ball rental business leading to a reduction in sales, and when gaming machines are replaced, the trend is towards carefully selecting the type of equipment that can be expected to operate at a higher level and attract customers. Furthermore, since all the pachinko and pachislot machine makers concentrated on selling new machines during the periods before and after the APEC meetings (at which time they were to exercise restraint in replacing gaming machines), the competition for sales between pachinko and pachislot machine makers became all the more severe.

In these circumstances, the Company’s pachislot gaming machine business has continued to improve its sales of pachislot machines equipped with the highly playable ART system, and sales performance greatly exceeded that of the preceding period. However, there were reports from some customers that the game “Pachislot Sakura Taisen 3”, which went on sale in January, was shifting towards a higher rate of released balls. In reaction to this, the Company provided replacement machines free of charge as well as compensation for sales for the period until replacement machines could be installed, and as a result, the Company posted an extraordinary loss of ¥5.225 billion as “product guaranty related costs.”

While the number of units sold turned out to be at the same level as the preceding period for the pachinko game machine business, results exceeded those of the preceding period in respect of sales volume and profit, due to a revamped pricing strategy and reduction in costs.

As a result of the above, consolidated sales for this period amounted to ¥187.055 billion (a year-on-year increase of 39.1%), recurring profit was ¥55.415 billion (a year-on-year increase of 133.8%), and net profit was ¥31.106 billion (a year-on-year increase of 71.1%)

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(2)	Contents of primary businesses

As its primary business, the Company engages in the development, manufacture and sales of pachislot and pachinko game machines.

<<Pachislot Game Machine Business>>

In the pachislot game machine business, a total of 298,000 pachislot game machine units were sold (a year-on-year increase of 130,000 units), and “Pachislot Soten-no-Ken” garnered high praise from the market, which reproduces the playability of the first generation “Pachislot Hokuto-no-Ken”, which set the all-time record for units sold, and is equipped with the No. 3 bonuses “Shiai-no-Toki” and “Tenju-no-Gi”. Sales were favorable for games such as “Ore-no-Sora~Aoki Seigi Damashii~”, which is equipped with the high quality production and cutting edge ART system “Ore Chance”, which surpasses the previous version, and “Shin-Onimusha”, which was first sold during the preceding period.

As a result, consolidated sales were ¥84.277 billion (a year-on-year increase of 67.1%).

Pachislot game machines: key titles (by sales) and number of units sold

Product name	Brand	No. of units sold
Pachislot Soten-no-Ken	Sammy	92,000
Shin-Onimusha	Rodeo	57,000
Ore-no-Sora~Aoki Seigi Damashii~	Rodeo	38,000
Pachislot Ring ni Kakero 1~Golden Japan Jr. Version	Taiyo Elec	36,000
Pachislot Spiderman 3	Sammy	22,000
Others		50,000

Total		298,000

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<<Pachinko Game Machine Business>>

In the pachinko game machine business, a total of 297,000 pachinko game machine units were sold (a year-on-year increase of 9,000 units); in addition to “Pachinko CR Hokuto-no-Ken Gosho”, which has been enhanced in terms of both volume and quality through the introduction of battle sequences featuring stunning new action and new characters realized through a new “cross framework” and “Pachinko CR Hokuto-no-Ken Hyaku-Retsu”, which is the first middle-spec machine in the “CR Hokuto-no-Ken Series” equipped with the “Hokuto Counter,” which condenses 32 game tension and excitement, the easily playable “dejiten-type” game machines were also released to meet the diversification of customer needs.

As a result, consolidated sales were ¥100.917 billion (a year-on-year increase of 22.2%).

Pachinko game machines: key titles (by sales) and number of units sold

Product name	No. of units sold
Pachinko CR Hokuto-no-Ken Series	201,000
Pachinko CR Juoh Legend of the King	33,000
Pachinko CR Kagaku Ninja-tai-Gachaman Series	21,000
Dejihane CR Soten-no-Ken	16,000
Others	24,000

Total	297,000

<<Other Businesses>>

In its other businesses, the Company sold institutional-use amusement machines and carried out licensing that leverages such property as intellectual property incorporated in the Company’s pachinko and pachislot machines.

As a result, consolidated sales were ¥1.859 billion (a year-on-year increase of 26.4%).

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(3)	Capital investment

The amount of capital investment during the current period was ¥4.432 billion. The acquisition of land neighboring the Kawagoe plant comprised a significant portion of such investment.

(4)	Fundraising

The Company carried out no new financing during the current period. However, during the period, the Company carried out ¥15.420 billion in scheduled redemptions of corporate bonds and ¥400 million in scheduled loan repayments.

(5)	Outstanding issues

In order to build a “Strong Sammy” with a solid earnings structure that can steadily produce profits even in a challenging environment that combines deteriorating market conditions with intensified competition between companies in the industry, we are continuing to push ahead with changing the thinking of employees and focusing management resources.

In the pachislot game machine business, although the overall market is recovering, we are striving to acquire a broad user base and enliven the market by continuing to bring to market products that will differentiate us from the competition.

In the pachinko game machine business, in order to continue to enjoy the high regard and trust of both the users of our products and the market, we are aiming to join the group with the top market share by continuing to supply products that rate highly in terms of playability and that make use of concepts that can come only from Sammy.

Furthermore, we are promoting multi-brand expansion more actively, and aim to reduce costs through such steps as the shared use of parts starting from the product design stage and joint procurement. Given that production bases are currently separated by brand, we are restructuring our production system in order to achieve even greater productivity. We are devising measures necessary in order to maintain a system that is capable of continuing production even if there are after-effects from the Great Eastern Japan Earthquake, such as the expected difficulty in procuring certain parts and the occurrence of scheduled blackouts due to deficiencies in electricity supplies.

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(6)	Balance sheet, profit/loss data from previous three fiscal years

	Term
Item	Fiscal Year No. 33 April 1, 2007 to March 31, 2008	Fiscal Year No. 34 April 1, 2008 to March 31, 2009	Fiscal Year No. 35 April 1, 2009 to March 31, 2010	Fiscal Year No. 36 (Current fiscal year) April 1, 2010 to March 31, 2011
Sales (¥million)	127,030	136,542	134,489	187,055
Recurring profit/loss (¥million)	15,348	15,733	23,701	55,415
Net profit/loss (¥million)	(9,743)	9,001	18,177	31,106
Net profit/loss per share (¥)	(115.08)	106.32	214.71	367.43
Total assets (¥million)	212,497	187,620	173,697	192,911
Net assets (¥million)	165,246	94,366	105,149	108,328

(Notes)

1.	In fiscal year No. 33, although there were sales of ¥127.030 billion and a recurring profit of ¥15.348 billion due to sales of over 130,000 units of the pachislot machine “Hokuto-no-Ken 2 Series”, etc., there was a net loss for that period of ¥9.743 billion due to matters such as the posting of a large valuation loss on subsidiary shares and tax costs.
2.	In fiscal year No. 34, although sales of ¥136.542 billion and a recurring profit of ¥15.773 billion were posted due to sales of over 260,000 units of the “Pachinko CR Hokuto-no-Ken Series”, etc., net profit for that period was ¥9.001 billion due to matters such as a valuation loss on subsidiary shares and the posting of losses and the like following the withdrawal from the pachinko and pachislot machine peripheral equipment business.
3.	In fiscal year No. 35, sales of machines that are equipped with ART functions performed well, including the “Pachislot Kokyoshihen Eureka Seven”, and while the number of units sold in the pachinko game machine business fell below that for the previous period, due to a revamping of pricing and an upswing in the board surface ratio as a portion of sales, sales were ¥134.489 billion, recurring profit was ¥23.701 billion, and net profit was ¥18.177 billion for the period.
4.	The circumstances in respect of fiscal year No. 36 are as stated in 1.(1) Business Developments and Results, above.

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(7)	Main places of business and plants, employees

(i) Main places of business and plants

Name	Location (Prefecture)	Location (Ward/City/Town)
Head Office	Tokyo	Toshima ward
Sapporo Branch	Hokkaido	Sapporo, Shiroishi ward
Sendai Branch	Miyagi	Sendai, Wakabayashi ward
North Kanto Branch	Saitama	Saitama, Omiya ward
Tokyo Branch	Tokyo	Taito ward
Nagoya Branch	Aichi	Nagoya, Naka ward
Osaka Branch	Osaka	Osaka, Naniwa ward
Hiroshima Branch	Hiroshima	Hiroshima, Minami ward
Fukuoka Branch	Fukuoka	Fukuoka, Hakata ward
Tokyo Sales Office	Tokyo	Taito ward
Kawagoe Plant	Saitama	Kawagoe
Sapporo Distribution Center	Hokkaido	Sapporo, Shiroishi ward
Tsurugashima Distribution Center	Saitama	Tsurugashima
Kansai Distribution Center	Osaka	Osaka, Suminoe ward
Kyushu Distribution Center	Fukuoka	Kasuyagun Umimachi

(ii) Employees

Number of Employees (increase/decrease from past period)	Average Age	Average Years Worked
1,153 (decrease of 9)	35.9 years of age	8.2 years

(Note)    The above figures include 105 seconded employees, and do not include 20 outwardly seconded employees.

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(8)	Status of important parent companies and subsidiaries

(i) Relationship to parent company

The Company’s parent company is Sega Sammy Holdings Inc., which company holds 100% of the Company’s shares.

(ii) Important subsidiaries

Company name	Capital	Equity stake		Description
Rodeo Co., Ltd.	¥100 million	65.0%		Development, manufacture and sale of pachislot machines
Taiyo Elec Co., Ltd.	¥5.125 billion	51.2%		Development, manufacture and sale of pachinko and pachislot machines
Ginza Corp.	¥10 million	96.5 (Note	% )	Manufacturing and sales of pachinko and pachislot machines
Sammy Design Co.	¥40 million	100.0%		Planning, design and construction of halls

(Note)	The equity stake includes indirect holdings.

(iii) Business combination developments

The Company’s equity stake in Ginza Corp. became 96.5% because a portion of shares of Ginza Corp. held by the Company were sold to Rodeo Co., Ltd. as of September 30, 2010 (directly held = 90.0%, indirectly held = 6.5%).

(9)	Guidelines for exercise of rights, as defined by the articles of incorporation, for board of director decisions on payment of dividends from surplus funds

The Company decides whether or not to distribute dividends after comprehensively considering profit levels, the Company’s financial position and the like by judging the relevant merits of returning profits to shareholders and retaining earnings to strengthen the Company’s financial condition and management foundation.

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(10)	Other important items regarding the current status of the Company

(i)	On December 27, 2005, Universal Entertainment Corporation (formerly known as Aruze Co., Ltd.) filed a lawsuit against the Company, charging that the pachislot game “Hokuto no Ken” that is manufactured and sold by the Company violates Universal Entertainment’s patent Nos. 3069092 and 3708056, and seeking ¥21 billion in damages, but on September 24, 2010, the decision in favor of the Company was made final by the Supreme Court of Japan.

(Background)
Dec. 27, 2005	Universal Entertainment Corporation (formerly known as Aruze Co., Ltd.) files suit with the Tokyo District Court

May 22, 2007	The Tokyo District Court renders decision dismissing said suit

June 4, 2007	Universal Entertainment Corporation appeals to the Intellectual Property High Court, demanding that the Tokyo District Court’s decision be overturned

Mar. 10, 2010	The Intellectual Property High Court renders decision dismissing the appeal

Mar. 26, 2010	Universal Entertainment Corporation files an appeal against the decision of the Intellectual Property High Court with the Supreme Court and a petition for acceptance of the appeal;

On the same day Universal Entertainment files with the Supreme Court a motion to reduce the damages to ¥100 million

Sept. 24, 2010	Decision by the Supreme Court to dismiss and not accept the appeal (confirming the win by the Company)

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(ii)	On July 27, 2007, Universal Entertainment Corporation (formerly known as Aruze Co., Ltd.) filed a lawsuit against the Company, charging that the Company and SNK Playmore Corp. carried out acts of unfair competition as set forth in Article 2(1)(xiv) of the Unfair Competition Prevention Act, and seeking ¥2 billion in compensation for damages to Universal Entertainment Corporation’s business interests. This case is currently pending before the Supreme Court.

(Background)

Jul. 27, 2007	Universal Entertainment Corporation (formerly known as Aruze Co., Ltd.) files suit with the Tokyo District Court

Apr. 27, 2009	The Tokyo District Court renders a decision dismissing said suit

May 14, 2009	Universal Entertainment Corporation appeals to the Intellectual Property High Court, demanding that the Tokyo District Court’s decision be overturned

Mar. 8, 2011	The Intellectual Property High Court renders decision dismissing the appeal

Mar. 22, 2011	Universal Entertainment Corporation files an appeal against the decision of the Intellectual Property High Court with the Supreme Court and a petition for acceptance of the appeal

Currently	Pending

(iii)	A resolution was reached at board of directors meetings held on May 13, 2011, for respectively the Company, the Company’s one hundred percent parent company Sega Sammy Holdings Inc., and the Company’s subsidiary Taiyo Elec Co., Ltd., to conduct an exchange of shares involving common stock of Sega Sammy Holdings Inc. as consideration in order to convert Taiyo Elec Co., Ltd. into a wholly owned subsidiary of the Company, which will become the wholly owning parent of Taiyo Elec Co., Ltd., and a share exchange agreement was accordingly entered into between the Company and Taiyo Elec Co., Ltd.

For details, please see the Notes Concerning Material Subsequent Events in the financial statements.

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2.	Items Regarding Shares

(1) Total number of authorized shares	200,000,000 common shares

(2) Total number of shares outstanding	84,658,430 common shares

(3) Number of shareholders	1

(4) Top 10 shareholders

Shareholder Name	Number of Shares Held	Shareholding Ratio (%)
Sega Sammy Holdings Inc.	84,658,430	100.00

3.	Items Regarding Company Officers

(1)	Directors and Auditors

Position	Name	Area of Responsibility and Important Concurrent Positions

Representative Director and Chairman CEO	Hajime Satomi	Representative Director, Chairman and President of Sega Sammy Holdings Inc.

Representative Director and President COO	Keishi Nakayama	Representative Director and Vice President of Sega Sammy Holdings Inc.

Representative Director and Vice President	Toru Katamoto	Director and Chairman of Sammy Design Co.

Senior Managing Director	Hisao Oguchi	General Manager of the Unified Headquarters for Research and Development and Head of Programming

Executive Director	Yuichi Amari	General Manager of Sales

Director	Norio Uchida	General Manager of the Unified Headquarters for Production and Vice Overall General Manager of the Unified Headquarters for Research and Development

Director	Shigeru Aoki	General Manager of Corporate

Director	Hideo Yoshizawa	Manager of I.P. and External Relations Department

Standing Corporate Auditor	Toshio Hirakawa	Corporate Auditor for Sega Sammy Holdings Inc.

Standing Corporate Auditor	Kichitaro Mukai	Corporate Auditor for Taiyo Elec Co.

Standing Corporate Auditor	Takayoshi Matsuzawa

Corporate Auditor	Tadashi Ishida

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(Notes)

1.	Three of the auditors – Toshio Hirakawa, Kichitaro Mukai, and Takayoshi Matsuzawa – are outside auditors as defined by the Companies Act of Japan, Article 2-16.
2.	Senior Managing Director Hisao Ogushi assumed the post of Representative Director and Managing Director on April 1, 2011.
3.	Executive Director Yuichi Amari assumed the post of Representative Director and Managing Director on April 1, 2011.
4.	Representative Director and Vice President Toru Katamoto assumed the post of Director and Vice President on April 1, 2011.
5.	The Company has instituted an executive officer system, with the aim of ensuring rapid management decision-making, strengthening oversight of operational execution, and strengthening operational executive functioning. The following are the ten executive officers.

Position	Name	Area of Responsibility

Executive Officer	Kazuhiro Sumitani	Manager of PC Research and Development

Executive Officer	Kazuo Nishimura	Production Manager

Executive Officer	Masao Tamura	Vice Manager of Sales

Executive Officer	Shunichi Shimizu	Vice Manager of Corporate

Executive Officer	Tomomi Yamazaki	Vice Manager of PC Research and Development

Executive Officer	Ayumu Hoshino	Manager of PS Research and Development

Executive Officer	Kazuo Iwahori	Manager of IP and External Relations

Executive Officer	Kanji Kobayashi	Production Control Manager

Executive Officer	Tetsuya Fukushima	Business Strategy Manager

Executive Officer Creative Officer	Masato Arai	PC Research and Development

(i)	Representative Director and President COO Keishi Nakayama, Representative Director and Vice President Toru Katamoto, Senior Managing Director Hisao Ogushi, Executive Director Yuichi Amari, Director Norio Uchida, and Director Shigeru Aoki serve concurrently as Executive Officers.

(ii)	Executive Officer Kanji Kobayashi resigned from that post as of April 7, 2011.

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(2)	Total amount of compensation, etc. paid to directors and auditors

Category	Number of persons	Amount of compensation	Remarks
Director	8	¥751 million
Auditor	4	¥54 million
Total	12	¥805 million

(Notes)

1.	Compensation figures include ¥598 million in planned executive bonuses (¥588 million for directors, ¥10 million for auditors).
2.	A resolution was passed at the annual shareholders meeting held on June 23, 2010, limiting compensation for directors to ¥1.2 billion per year and limiting compensation for auditors to ¥100 million per year.

4.	Items Concerning Statutory Auditors

Name of statutory auditor:

KPMG AZSA LLC

5.	Company Systems and Guidelines

The Company has adopted Basic Guidelines for the Establishment of Internal Control Systems based on the Companies Act of Japan, as follows, and strives to realize these systems.

(1)	Systems to ensure that the directors’ performance of their duties is in keeping with applicable laws and regulations and with the Company’s articles of incorporation

(i)	To ensure that all corporate activities are compliant with applicable laws and regulations, the Company shall establish basic guidelines for social responsibility that define what it should do as a member of society, which includes maintaining compliance systems that form the basis of a group CSR charter and a group code of conduct; the representative directors shall communicate the spirit of these instruments regularly to the Company’s officers and employees.

(ii)	To ensure that the execution of the Company’s operations as a whole is both proper and sound, the board of directors shall, from the perspective of further strengthening corporate governance, establish a system of effective internal controls, as well as systems to ensure that the Company as a whole adheres to applicable laws and regulations and the articles of incorporation.

(iii)	The board of auditors shall oversee the effectiveness and functioning of these internal control systems, checking regularly to ensure the early detection and remedy of any issues.

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(2)	Systems for the preservation and administration of information related to the execution of the directors’ duties

The representative directors shall appoint from among the directors a person who takes company-wide overall responsibility for the preservation and administration of information related to the performance of the directors’ duties, and based on the company’s internal rules and regulations, information related to the execution of these duties shall be recorded in paper or electronic form, and stored and administered in a manner such that it is easily searchable so that it can be appropriately and reliably inspected by directors and auditors.

(3)	Systems for rules etc. governing the management of risk of losses

Regarding risks related to the execution of the Company’s operations, each department of the Company is responsible for analyzing and identifying risks and clarifying risk management systems; the internal audit department audits the risk management situation for all departments, and reports regularly to the management and administrative organizations responsible for management decision-making, execution and oversight.

(4)	Systems for ensuring that directors execute their duties efficiently

For the system to ensure that directors execute their duties effectively, the Company has adopted an auditor system to ensure that the decision-making process is swift and accurate, and carried out by internal officers who are well versed in the group’s business; this system ensures that duties are carried out properly and effectively, in keeping with the board of directors rules and other regulations on professional duties, authority and the decision-making process.

(5)	Systems to ensure that employees carry out their duties in accordance with applicable laws and regulations and the articles of incorporation

(i)	The Group Internal Control Systems and CSR Promotion Department established within Sega Sammy Holdings has global functions concerning compliance and it establishes and strives to promote the thorough understanding of and compliance with the group CSR charter and group code of conduct as norms and behavioral standards so that employees and officers conduct themselves in accordance with applicable laws and regulations, the Company’s articles of incorporation and other company-internal rules, and socially accepted norms. The Company complies with these norms and standards.

(ii)	A whistle-blowing system and systems to ensure that, if it becomes known that an employee has violated the law, the Company’s articles of incorporation, company-internal rules or social norms, the person responsible shall report important matters without delay to the board of directors and the board of auditors.

(iii)	To protect the person making this report, and to maintain transparency and the suitable handling of such matters, in addition to regular operational reporting channels, a reporting hotline to the company-internal compliance authorities and outside legal counsel shall be established to receive such reports.

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(6)	Systems to ensure the propriety of actions by the corporate group consisting of the Company, the parent company and subsidiaries

The Company shall attend such meetings as those held in respect of the group executives contact group and the group auditors contact group that have been established at Sega Sammy Holdings to deal with problems existing within the corporate group, as well as important risks; from the perspective of securing the interests of the group as a whole, the Company’s internal audit department shall carry out supervision in cooperation with Sega Sammy Holding’s internal audit department, share information within the corporate group to the extent possible, and make efforts to ensure the proper execution of the Company’s operations.

(7)	Items concerning employees requested by auditors to help with the auditors’ professional duties

An audit office attached directly to the board of auditors shall be established; the employees of the audit office shall follow the directions of the board of auditors and assist the auditors in their professional duties.

(8)	Matters concerning the independence from directors of employees described in the preceding paragraph

(i)	Employees assisting the auditors in their professional duties shall be exclusive employees who are not subject to direction or supervision by directors.

(ii)	Employment, dismissal, reassignment, evaluation, penalization or changes in compensation concerning the above employees shall require prior approval by the board of auditors.

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(9)	Systems for directors and employees to report to the auditors, and other systems for reports to auditors

(i)	If directors and employees, in connection with their duties, become aware of facts regarding significant violations of applicable laws or regulations or the articles of incorporation, or other wrongful acts, or matters that pose a risk of significant harm to the company, they must report such matters to the board of auditors without delay.

(ii)	Employees and directors must report to the board of auditors without delay any decisions that might have a significant impact on the Company’s business or organization and the results of internal audits.

(10)	Other systems to ensure that audits by the auditors are implemented effectively

(i)	The representative directors shall meet regularly with the auditors, and in addition to exchanging views on the operations of the Company separately from organizational reports, shall strive for mutual understanding.

(ii)	The board of directors shall ensure that auditors attend important executive meetings to ensure the propriety of operations.

(iii)	The board of directors shall, independently and as necessary, make use of attorneys, accountants and other outside advisors, and guarantee the opportunity to receive advice concerning audit duties.

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Balance Sheet

(As of March 31, 2011)

(Unit: ¥million)

Item	Amount	Item	Amount
Assets		Liabilities
Liquid assets	162,111	Liquid liabilities	66,313
Cash and deposits	56,784	Notes payable-trade	2,283
Notes receivable-trade	4,937	Accounts payable	21,162
Accounts receivable	27,823	Bonds to be redeemed within one year	7,090
Accounts receivable trust beneficiary rights	1,799	Long term loans to be paid back within one year	300
Securities	39,500	Accounts payable – other	1,795
Goods and Products	295	Accrued expenses	7,248
Raw materials	11,446	Unpaid corporate income tax, etc.	22,428
Stores	131	Unpaid consumption tax	1,981
Advance payments	1,540	Deposits	62
Prepaid expenses	474	Reserves for executive bonuses	598
Short-term loans	12,096	Reserves for other bonuses	1,328
Accounts receivable – other	214	Other	34
Deferred tax assets	4,985	Fixed liabilities	18,269
Other	150	Bonds	10,165
Allowance for doubtful accounts	(69)	Long term accounts payable – other	855
Fixed assets	30,800	Reserve for retirement benefits	1,666
Tangible fixed assets	18,233	Long term deposit guaranty reserves	5,121
Buildings	4,706	Other	11
Structures	318	Total Liabilities	84,583
Machinery and fixtures	761	Net Assets
Vehicles and transport equipment	2	Shareholder equity	108,047
Tools, apparatus and equipment	1,015	Capital	18,221
Land	11,169	Capital surplus	21,037
Construction in progress	260	Capital reserves	19,211
Intangible Fixed Assets	745	Other capital surplus	1,826
Software	649	Retained earnings	68,788
Software suspense account	50	Legal retained earnings	310
Patents	21	Other retained earnings	68,477
Telephone subscription rights	10	Earned surplus brought forward	68,477
Other	13	Revaluation and translation adjustments	280
Investments and other assets	11,821	Other revaluation adjustments on marketable securities	280
Investment securities	2,498	Total net assets	108,328
Lent securities	282
Shares in affiliated companies	4,674
Other marketable securities of affiliated companies	18
Investment funds	119
Long-term loans	24
Long-term operating receivables	882
Long-term prepaid costs	186
Security deposits / guaranty money	1,340
Deferred tax assets	1,135
Other	829
Allowance for doubtful accounts	(173)

Total assets	192,911	Total of liabilities and net assets	192,911

(Note)	The noted amounts have been rounded down to the nearest million yen.

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Income Statement

(From April 1, 2010, to March 31, 2011)

(Unit: ¥million)

Item	Amount
Sales		187,055
Cost of sales		95,847

Gross profit		91,207
Selling, general and administrative expenses		35,332

Operating profit		55,874
Non-operating income
Interest and dividend income	340
Interest on marketable securities	161
Other	176	678

Non-operating costs
Interest paid	6
Interest on bonds	129
Sales discounts	150
Loss on valuation of derivatives	343
Litigation costs	300
Other	208	1,138

Recurring profit		55,415
Extraordinary profit
Profits from sale of marketable securities	0
Income from allowance for doubtful accounts	54
Distributed income from patent fees for past years	1,139	1,194

Extraordinary losses
Loss on elimination of fixed assets	95
Impairment loss	13
Costs related to compensation for products	5,225
Loss due to disaster	51
Other	2	5,387

Pretax profit		51,221
Corporate income tax, local income tax and enterprise taxes	22,440
Corporate income taxes deferred	(2,324)	20,115

Net Profit for Period		31,106

(Note)	The noted amounts have been rounded down to the nearest million yen.

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Statement of Changes in Shareholder Capital

(From April 1, 2010, to March 31, 2011)

(Unit: ¥million)

	Shareholder Capital
	Capital	Capital Surplus			Retained Earnings			Total Shareholder Capital
		Capital Reserves	Other Capital Surplus	Total Capital Surplus	Retained Earnings Reserves	Other Retained Earnings	Total Retained Earnings
						Deferred Retained Earnings
Balance as of March 31, 2010	18,221	19,211	1,826	21,037	310	65,272	65,583	104,842
Change during business year
Dividends from surplus						(27,900)	(27,900)	(27,900)
Net profit for period						31,106	31,106	31,106
Change during business year (net amount) for items other than shareholder capital
Total change during business year	—	—	—	—	—	3,205	3,205	3,205
Balance as of March 31, 2011	18,221	19,211	1,826	21,037	310	68,477	68,788	108,047

	Revaluation and translation adjustments		Total Net Assets
	Other revaluation adjustments on marketable securities	Total Revaluation and translation adjustments
Balance as of March 31, 2010	306	306	105,149
Change during business year
Dividends from surplus			(27,900)
Net profit for period			31,106
Change during business year (net amount) for items other than shareholder capital	(25)	(25)	(25)
Total change during business year	(25)	(25)	3,179
Balance as of March 31, 2011	280	280	108,328

(Note)	The noted amounts have been rounded down to the nearest million yen.

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Individual Notes

1.	Notes Concerning Items Related to Important Accounting Guidelines

(1)	Valuation standards and methods for securities

Shares in related companies:

Cost approach by moving average method

Other securities:

With current market price:	Current value method, based on market price on final day of reporting period. (Revaluation adjustments are reported as a component of net assets; cost of assets sold calculated using moving-average method)

Without current market price:	Cost calculated using moving-average method. However, investments in limited-liability investment partnerships and similar institutions (instruments that may be deemed to be securities under the Financial Instruments and Exchange Act Article 2(2)) are evaluated based on the equity-method share of net assets, as stated in available financial statements with dates closest to the settlement report date, as specified in the partnership contract.

(2)	Valuation standards and methods for derivatives: current value method

(3)	Valuation standards and methods for inventory assets:

Inventory assets: Cost approach using gross average method (method for write-down of book value due to decrease in profitability)

(4)	Methods for depreciation of fixed assets

Tangible fixed assets:	Fixed percentage method However, the straight-line method is used for buildings (excluding attached facilities) acquired on or after April 1, 1998.

Intangible fixed assets:

Software for use by the Company:	straight-line method based on the period of usable time within the Company (five years)

Other:	straight-line method

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(5)	Method of calculating reserves

Allowance for doubtful accounts:	In order to provide for losses due to unrecoverable debts, ordinary debts are calculated by loan loss ratio; debts that are suspected of becoming unrecoverable and insolvency and reorganization debts and the like are calculated by the necessary amount taking into consideration the possibility of recovering the individual debt.

Allowance for executive bonuses:	To fund bonuses to be paid to executives, an amount is set aside equal to the amount to be paid.

Allowance for other bonuses:	To fund bonuses to be paid to other employees, an amount is set aside equal to the amount to be paid.

Allowance for pensions:	In order to fund pensions for employees, an amount is set aside based on the amount of pension benefits expected to be paid and the pension assets at the end of the current fiscal year. Discrepancies in actuarial calculations are treated as a lump sum cost in the following period. Also, past service costs are treated as a lump sum cost at the time that they occur.

(6)	Accounting method for consumption tax, etc.:

The accounting method for consumption tax and local consumption tax is the tax-excluded method.

(7)	Changes in accounting methods:

From this business year, the Company is applying the Accounting Standards Concerning Asset Retirement Obligations (Corporate Accounting Standard No. 18, March 31, 2008) and the Application Guidelines for the Accounting Standards Concerning Asset Retirement Obligations (Corporate Accounting Standard Application Guideline No. 21, March 31, 2008). The effect on financial documents due to this is slight.

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(8)	Additional information

(i)	The Company revised its retirement benefits system from April 1, 2011, and decided to switch from an approved retirement annuity system to a fund-type corporate pension plan system (defined benefit plan). Upon this switchover, past service costs (reduction in cost) were paid off in a lump sum. Due to this, operating profit, recurring profit, and net profit before taxes each increased by ¥111 million.

(ii)	Since during this business year Sega Sammy Holdings Inc. applied for approval for the consolidated taxation system as a consolidated parent company and the consolidated taxation system will be applied from the following business year, from this business year the Company will conduct its accounting premised on application for the consolidated taxation system, based on the Present Treatment Concerning Tax-Effect Accounting for Application of Consolidated Taxation System (Part 1) (Accounting Standards Board of Japan, October 9, 2002, final revision March 18, 2011, Practice Report No. 5) and the Present Treatment Concerning Tax-Effect Accounting for Application of Consolidated Taxation System (Part 2) (Accounting Standards Board of Japan, February 6, 2003, final revision June 30, 2010, Practice Report No. 7). There will be no resulting effect on the financial statements.

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2.	Notes concerning Balance Sheet

(1)	Total depreciation of tangible fixed assets is ¥17.050 billion

(2)	Receivables from and payables to affiliated companies

Short term receivables	¥13,835 million
Long term receivables	¥724 million
Short term payables	¥497 million

(3)	Guaranty payables

Guaranty for related company bank loans	¥2,300 million
Guaranty for related company lease obligations	¥26 million

Total	¥2,326 million

3.	Notes concerning Income Statement

Transactions with affiliated companies

Sales	¥36,186 million
Purchases	¥649 million
Sales costs and SG&A expenses	¥4,017 million
Non-operating transactions	¥497 million

4.	Notes concerning Statement of Changes in Shareholder Capital

(1)	Type and number of issued shares in this business year

Ordinary shares	84,658,340 shares

(2)	Matters concerning dividends from surplus conducted during this business year:

Resolution	Share Type	Total Amount of Distribution (in ¥million)	Distributed Amount per Share	Record Date	Effective Date
May 14, 2010, Board of Directors Meeting	Ordinary Shares	2,861	¥33.80	March 31, 2010	May 28, 2010
October 28, 2010, Board of Directors Meeting	Ordinary Shares	5,038	¥59.52	March 31, 2010	December 1, 2010
December 21, 2010, Board of Directors Meeting	Ordinary Shares	20,000	¥236.25	March 31, 2010	December 27, 2010

Total		27,900

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(3)	Matters concerning dividends from surplus that will be conducted after the last day of this business year

Matters concerning a distribution for ordinary shares have been proposed as follows as a matter for resolution at the board of directors meeting to be held on May 30, 2011

(i)	Total amount of distribution	¥3,632 million
(ii)	Amount of distribution per share	¥42.91
(iii)	Record date	March 31, 2011
(iv)	Effective date	May 31, 2011

It is expected that the source of the dividends will be retained earnings.

5.	Notes concerning tax effect accounting

Breakdown of the main causes of deferred tax assets and deferred tax liabilities

Deferred tax assets (current)
Disclaimed unpaid enterprise tax	¥1,706 million
Disclaimed bonus reserves	¥617 million
Excess provision for allowance for doubtful accounts	¥3 million
Disclaimed valuation loss on inventory	¥1,485 million
Disclaimed sales fees	¥218 million
Disclaimed costs related to product warranty	¥671 million
Other	¥281 million

Total deferred tax assets (current)	¥4,985 million

Deferred tax assets (fixed)
Disclaimed retirement benefits reserve	¥658 million
Disclaimed unpaid officer retirement bonus	¥348 million
Excess provision for allowance for doubtful accounts	¥69 million
Excess depreciation	¥150 million
Excess limit on block depreciation of assets	¥43 million
Disclaimed impairment loss	¥2,164 million
Disclaimed valuation loss on golf memberships	¥71 million
Disclaimed valuation loss on investment securities	¥125 million
Disclaimed valuation loss on affiliated company shares	¥1,824 million
Other	¥58 million

Subtotal for deferred tax assets (fixed)	¥5,514 million
Valuation reserves	(¥4,190 million)

Total deferred tax assets (fixed)	¥1,324 million
Deferred tax liabilities (fixed)
Valuation difference on other securities	¥188 million

Net total deferred tax liabilities (fixed)	¥1,135 million

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6.	Notes concerning fixed assets used pursuant to a lease

Asset Type	Asset Details and Amount, Etc.
Vehicle and transportation	Five vehicles

7.	Notes concerning financial instruments

(1)	Matters concerning status of financial instruments

The Company invests in highly secure financial assets, and raises funds through the issuance of bonds and bank loans. Funds from bonds and loans are used for operating funds and capital investments.

The Company strives to limit customer credit risk associated with notes receivable and accounts receivable through management in accordance with the Credit Management Rules. Also, investment securities are mainly shares of stock, and for listed shares, the market price is obtained on a quarterly basis.

(2)	Matters concerning market price of financial instruments

The amounts and market prices, and the difference thereto on the Balance Sheet at the end of this business year are as follows.

For those that it is found to be extremely difficult to ascertain the market price, see Note 2 below; these are not included in the following table.

(Unit: ¥million)

	Amount on Balance Sheet	Market Price	Difference
(1) Cash and Savings	56,784	56,784	—
(2) Notes receivable	4,937	4,925	(11)
(3) Accounts receivable	27,823	27,823	—
(4) Securities	39,500	39,500	—
(5) Investment securities (Note 1)	2,032	2,032	—
(6) Lent securities	282	282	—
(7) Affiliated company shares	3,986	4,916	929
(8) Loans	12,121
Reserve for doubtful accounts (Note 2)	(16)

Balance	12,105	12,027	(77)
(9) Long term business receivables	882
Reserve for doubtful accounts (Note 2)	(156)

Balance	725	703	(22)

Total Assets	148,177	148,996	818

(1) Notes payable	2,283	2,283	—
(2) Accounts payable	21,162	21,162	—
(3) Unpaid costs	7,248	7,248	—
(4) Bonds	17,705	17,705	—
(5) Loans	300	300	—

Total Liabilities	48,699	48,699	—

(Note 1)	For embedded derivatives, since it is not possible to reasonably demarcate and measure their market value, the overall composite financial instrument market price is valued and stated as part of the investment securities.
(Note 2)	Reserves for doubtful accounts that are separately posted in loans and long term business receivables are deducted.

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(Note 1)	Matters concerning the method for calculating the market price of financial instruments and securities and derivatives transactions.

Assets

(1) Cash and savings, (3) Accounts receivable

Since the market price is nearly the same as the book value because these are settled over short periods, we rely on the relevant book value.

(2) Notes receivable

Since the market price is nearly the same as the book value for those that are settled over short periods, we rely on the relevant book value. For others, the value is calculated according to the current value that is obtained by discounting the total amount of the principal and the interest at the assumed rate that would be applied if the same type of note were received.

(4) Securities

Since the market price is nearly the same as the book value because the securities are all transferable deposits that can be redeemed in a short period of time, we rely on the relevant book value.

(5) Investment securities, (6) Lent securities, (7) Affiliated company shares

The market price for these is, for shares, pursuant to the price on the exchange, and for bonds, the price that is provided by the trading financial institution.

(8) Loans

The market price for loans that are to be repaid within a year is nearly the same as the book value because they will be repaid in a short time, so we rely on the relevant book value. For other loans, the value is calculated as the current value obtained by discounting the total amount of the principal and the interest by the assumed rate that would be applied if a new loan were made.

(9) Long term business receivables

For long term business receivables, the value is calculated as the current value discounted by the assumed rate that would be applied if a new loan were to be made.

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Liabilities

(1) Notes payable, (2) Accounts payable, (3) Unpaid costs

The market price is nearly the same as the book value because these are settled over short periods, so we rely on the relevant book value.

(4) Bonds, (5) Loans

The market price for these is calculated as the current value which is obtained by discounting the total amount of the principal and the interest by the assumed rate that would be applied if a new loan were made.

Derivatives transactions

Contract price, market price, and profit and loss valuation

Composite financial instruments

(Unit: ¥million)

Category	Type of derivative transaction, etc.	Contract amount, etc.	Market price	Profit and loss valuation
Transactions other than those on an exchange	Euro-yen early redemption convertible bond with fluctuating interest	2,000	1,653	(346)

Total		2,000	1,653	(346)

(Note 2)	Financial instruments for which it is extremely difficult to ascertain market price

(Unit: ¥million)

Category	Amount on Balance Sheet
Investment securities	466
Shares in affiliated companies	687
Affiliated company securities	18
Long term deposit guaranty reserves	5,121

As for investment securities, shares in affiliated companies and affiliated company securities, it is expected that excessive costs would be entailed in estimating future cash flow for those with no market price. Accordingly, since it is extremely difficult to ascertain market price, they are not included in the table for (2) Matters concerning market price, etc., of financial instruments.

Also, since there is no market value for long-term deposit guaranty reserves, and since it is difficult to estimate future cash flow, they are not included in the table for (2) Matters concerning market price, etc., of financial instruments.

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8.	Notes concerning transactions with related parties

(1)	Parent company and main corporate shareholders, etc.

Type	Company Name	Equity shareholding	Relationship	Transaction Details	Transaction Amount	Category	Balance outstanding
Parent Company	Sega Sammy Holdings Inc.	100.0% owner of the Company	Management guidance Directors holding joint posts	Management guidance fee (Note 1) System outsourcing Service fees, etc. Lending of funds Collection of loans Receipt of interest (Note 2) Distribution of surplus (Note 3)	2,932 14 9,000 700 40 27,900	— Uncollected Short term loans — —	— 1 8,300 — —

Consumption tax, etc. are not included in the transaction amounts set forth above but are included in the balance outstanding.

Transaction terms and conditions and policy for deciding transaction terms and conditions, etc.

(Note 1)	Payment of a management guidance fee is determined pursuant to negotiations based on the amount suggested by Sega Sammy Holdings Inc.
(Note 2)	The interest on loans is determined using market interest rates.
(Note 3)	This is determined in consideration of the balance with internal reserves and by comprehensively considering the level of profit, financial circumstances and the like.

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(2)	Subsidiaries and related companies, etc.

Type	Company Name	Equity shareholding	Relationship	Transaction Details	Transaction Amount	Category	Balance outstanding
Subsidiary	Rodeo Co., Ltd.	65% directly held	Sales of parts for pachislot machines	Sales of parts for pachislot machines Sales Discount	26,659 150	Accounts receivable —	1,015 —
Subsidiary	Taiyo Elec Co., Ltd.	51.2% directly held	Sales of pachinko and pachislot machine parts	Sales of pachinko and pachislot machine parts	8.666	Accounts receivable	473
Subsidiary	Ginza Corp.	90% directly held 6.5% indirectly held	Funding assistance	Lending of funds (Note 1) Collection of funds	250 1,395	Short term lending	1,450
Subsidiary	Sammy Design Co.	100% directly owned	Joint posting of officers Funding assistance	Collection of funds Receipt of interest (Note 2)	429 35	Short term lending	2,100

Consumption tax, etc. are not included in transaction amounts in the amounts set forth above but are included in the balance outstanding.

Transaction terms and conditions and policy for deciding transaction terms and conditions, etc.

(Note 1)	There is no interest on lent funds. We receive no collateral.
(Note 2)	The interest on lent funds takes into account market interest rates.

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(3)	Officers and main individual shareholders, etc.

(Unit: ¥million)

Type	Company Name	Equity shareholding	Relationship	Transaction Details	Transaction Amount	Category	Balance outstanding
Company for which officers and their relatives hold a majority of the voting rights	FSC Yugen Kaisha	5.8% indirect ownership of the Company	Non-life insurance agency	Payment of insurance premiums	31	Costs paid in advance	16
			Management of welfare facility	Payment of welfare costs	2

Consumption tax, etc. are not included in the transaction amounts set forth above, but are included in the balance outstanding.

Transaction terms and conditions and policy for deciding transaction terms and conditions, etc.

(Note 1) The transaction amounts are calculated using market prices and the terms and conditions for ordinary transactions.

9.	Notes concerning per-share information

(1) Net assets per share	¥1,279.59

(2) Net profit per share	¥367.43

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10. Notes concerning material subsequent events

A resolution was reached at board of directors meetings held on May 13, 2011, for the Company, the Company’s one hundred percent parent company Sega Sammy Holdings Inc. (hereinafter “Sega Sammy”), and the Company’s subsidiary Taiyo Elec Co., Ltd. (hereinafter “Taiyo Elec”), respectively, to conduct an exchange of shares involving common stock of Sega Sammy as consideration in order to convert Taiyo Elec into a wholly owned subsidiary of the Company (hereinafter the “Share Exchange”), which is to become the wholly owning parent of Taiyo Elec, and a Share Exchange Agreement was entered into between the Company and Taiyo Elec (hereinafter the “Share Exchange Agreement”).

The Share Exchange is to be conducted after Taiyo Elec obtains approval for the Share Exchange Agreement from its shareholders at an ordinary general meeting scheduled to be held on June 21, 2011. Also, the Company obtained approval for the Share Exchange Agreement from the shareholder at an extraordinary general meeting by means of a written resolution pursuant to Article 319(1) of the Companies Act of Japan.

The Share Exchange is summarized as follows.

(1)	Purpose of the Share Exchange

By making Taiyo Elec a wholly owned subsidiary of the Company, the Share Exchange is meant to further strengthen the group’s management system within the pachinko and pachislot machine industry and to maximize the group’s profitability.

In order to implement more efficient and creative pachinko and pachislot machine development and to continue to increase the scale of its operations, it is believed to be necessary for Taiyo Elec to henceforth strengthen its cooperation with the Company and reinforce its integrated business operations with the Sega Sammy group by implementing the Share Exchange.

Specifically, it is thought that it will be possible to establish a robust Taiyo Elec brand in the pachinko and pachislot machine market by raising Taiyo Elec’s pachinko and pachislot machine development capabilities through such activities as joint development that is attendant upon the exchange of talented development personnel, the leveraging of the leading IP within the Sega Sammy group, and the integration of technologies, in addition to the exchange of personnel in management and sales that has been implemented thus far. Also, with respect to production, we expect that we will be able to further reduce manufacturing costs through additional shared use of parts and materials, joint procurement and the like.

(2)	Effective date of Share Exchange

August 1, 2011 (planned)

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(3)	Share Exchange method

Taking into consideration the offering to Taiyo Elec’s minority shareholders of continued liquidity in their shares, the provision of opportunities to share the synergies that will come about after the Share Exchange, and the group’s strategic necessity to maintain a wholly owned parent-subsidiary relationship between Sega Sammy Holdings and the Company, common shares in Sega Sammy Holdings will be delivered as consideration according to the share exchange ratio described below.

(4)	Share exchange ratio

The Company will furnish 0.40 shares of common stock of Sega Sammy per share of common stock of Taiyo Elec, provided that the Company will not allocate shares in the Share Exchange in connection with shares that the Company holds, consisting of 11,623,100 shares of common stock of Taiyo Elec.

Further, the Company plans to acquire common shares of Sega Sammy by subscribing to treasury shares disposed of by Sega Sammy.

(5)	Basis for calculating allocations in the Share Exchange

In order to achieve fairness and appropriateness in the share exchange ratios used for the Share Exchange, it was decided that the Company and Taiyo Elec would each invite an independent institution to perform the calculations. The Company selected Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., and Taiyo Elec selected SMBC Nikko Securities Inc. to perform such calculations.

The Company and Taiyo Elec deliberated in good faith concerning the results of the share exchange ratio analyses submitted by the independent institutions referenced above, and both having obtained approval for the same at meetings of their respective boards of directors, they have passed resolutions establishing the share exchange ratios to be used in the Share Exchange.

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Independent Auditor’s Report

May 13, 2011

To:	The Board of Directors
Sammy Corporation

From:	KPMG AZSA LLC

Satoshi Nakaizumi Designated Limited Liability and Managing Partner Certified Public Accountant

Michitaka Shishido Designated Limited Liability and Managing Partner Certified Public Accountant

Hiroyuki Nakamura Designated Limited Liability and Managing Partner Certified Public Accountant

In accordance with the provisions of Article 436(2)(1) of the Companies Act of Japan, we have audited the financial statements for Sammy Corporation’s 36th business year from April 1, 2010, to March 31, 2011, comprising the Balance Sheet, the Income Statement, the Statement of Changes in Shareholder Capital and their related notes and supporting schedules. The preparation of these financial statements and supporting schedules is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and supporting schedules from an independent standpoint.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the financial statements and supporting schedules are free of material misstatements. The audit is performed with a test audit as its basis, and it includes an examination of the overall presentation of the financial statements and supporting schedules, including an assessment of the accounting principles used and the method of their application and the estimates made by management. We believe that as a result of our audit we have obtained a reasonable foundation for our opinion.

In our opinion, the financial statements and supporting schedules referred to above present fairly, in all material respects, the financial position and the results of operations for the period, for which the statutory report and supporting schedules were prepared, in conformity with accounting principles generally accepted in Japan.

As is stated in the notes concerning material subsequent events, a resolution was reached at the Company’s board of directors meeting held on May 13, 2011, to conduct an exchange of shares involving common stock of Sega Sammy Holding Inc. as consideration in order to convert Taiyo Elec Co. into a wholly owned subsidiary of the Company, which will become the wholly owning parent.

Our firm and managing partners have no interest in the Company that should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

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Audit Report by the board of auditors

Audit Report

Based on the audit reports prepared by each of the auditors, the board of auditors, after due deliberations, has prepared this Audit Report and hereby reports as set forth below concerning the execution of the duties of the directors during the 36th business year from April 1, 2010 through March 31, 2011.

1. Method and Contents of the Audits by the Auditors and board of auditors

The board of corporate auditors established the audit policy, allocation of duties, and other relevant matters, and received reports from each auditor regarding the implementation of audits and results thereof, as well as reports from the directors, other relevant personnel, and the independent auditor regarding the execution of their duties, and sought explanations as necessary.

Each auditor complied with the auditing standards for corporate auditors established by the board of corporate auditors, according to the audit policy, allocation of duties, and other relevant matters, communicated with the directors, the internal audit department, other employees, and any other relevant personnel. We also made efforts to optimize the environment for information collection and audit, and participated in meetings of the board of directors and other important meetings, received reports from the directors, employees, and other relevant personnel regarding performance of their duties, and sought explanations as necessary. We examined important documents and the like related to resolutions, and investigated the operations and assets at the head office and principal offices. In addition, we received regular reports from the directors, employees, etc. concerning the contents of board of directors resolutions concerning the establishment of systems as provided in Article 100, Item 1 and Item 3 of the Enforcement Regulations of the Companies Act of Japan as necessary to ensure that a joint stock corporation’s business is proper, such as the system for ensuring that the execution of the duties of the directors described in the business report conforms to the relevant laws and regulations and the articles of incorporation, and the status of the creation and operation of the systems established based on the relevant resolutions (internal control systems), and as necessary, we requested explanations and expressed our opinions.

Concerning internal controls related to financial reports, we received reports from the directors, etc. and KPMG AZSA LLC concerning the status of the evaluation and auditing of the relevant internal controls, and we requested explanations as necessary.

We strove to communicate and exchange information with the directors and auditors, etc. of the subsidiary companies, and we received reports from the subsidiary companies as necessary. We examined the business report related to the relevant business year based on the above methods.

Moreover, we monitored and verified whether the independent auditor maintained its independence and implemented appropriate audits, and we received reports from the independent auditor regarding the performance of its duties and sought explanations as necessary. In addition, we received notice from the independent auditor that “systems for ensuring that duties are performed properly” (matters set forth in each item of Article 131 of the Corporate Calculation Regulations) were maintained in accordance with the “Quality Management Standards Regarding Audits” (Business Accounting Council, October 28, 2005) and other relevant standards, and sought explanations as necessary. Based on the above methods, we examined the financial statements (Balance Sheet, Income Statement, Statement of Changes in Shareholder Capital, and individual notes) and their supporting schedules related to the relevant business year.

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2. Audit Results

(1)	Business Report Audit Results

(i)	We find that the business report is in accordance with applicable laws and regulations and the articles of incorporation, and that it correctly represents the Company’s condition.

(ii)	We have found no illicit acts or material facts that are in violation of applicable laws or regulations or the articles of incorporation concerning the execution of duties by the directors.

(iii)	We find that the contents of the board of directors’ resolutions concerning internal control systems are appropriate. Also, we have found no matters that should be addressed concerning the stated contents of the business report and the execution of duties by directors concerning the relevant internal control systems, including internal controls related to financial reporting.

(2)	Audit Results for the Financial Statements and their Schedules

We find that the audit methods and results of the audit by the independent auditor KPMG AZSA LLC are appropriate.

3. Subsequent Events

As stated in the Business Report, a resolution was reached at board of directors meetings held on May 13, 2011, for respectively the Company, the Company’s one hundred percent parent company Sega Sammy Holdings Inc., and the Company’s subsidiary Taiyo Elec Co., Ltd., to conduct an exchange of shares involving common stock of Sega Sammy Holdings Inc. as consideration in order to convert Taiyo Elec Co., Ltd. into a wholly owned subsidiary of the Company, which will become the wholly owning parent of Taiyo Elec Co., Ltd., and a Share Exchange Agreement was entered into between the Company and Taiyo Elec Co. Ltd. (hereinafter the “Share Exchange Agreement”).

May 16, 2011

Board of Auditors, Sammy Corporation
Standing Corporate Auditor (Outside Auditor)	Toshio Hirakawa
Standing Corporate Auditor (Outside Auditor)	Kichitaro Mukai
Standing Corporate Auditor (Outside Auditor)	Takayoshi Matsuzawa
Corporate Auditor	Tadashi Ishida

End

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